Exhibit 4.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EQUITY PURCHASE AGREEMENT

    This EQUITY PURCHASE AGREEMENT (this “Agreement”), is entered into as of December 18, 2020 by and among, (i) Software Product Creation, S.L., a limited liability corporation (sociedad limitada) organized and existing under the Laws of Spain (the “Purchaser”), (ii) RedCap Consultants, S.L. (the “Seller”), (iii) María Teresa Barrera Xaubet (the “Ultimate Beneficial Owner”), (iv) Paul Marinus Gerardus Antonius Schulz ((iii) and (iv) individually may be referred to herein as a “Ultimate Owner” and together as the “Ultimate Owners”), and (v) Globant S.A. (“Globant Lux”) organized and existing under the Laws of Luxembourg (the “Guarantor”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth on Schedule A.

RECITALS

WHEREAS, as described in Exhibit A hereto, the Seller owns all of the issued and outstanding Equity Interests of BlueCap Management Consulting, S.L., a limited liability company (sociedad limitada) organized under the Laws of Spain (respectively, the “Company”, and the “Company Interests” and the “Purchased Interests”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller hereby sells and transfers to the Purchaser and the Purchaser purchases and acquires from the Seller all of the Purchased Interests owned by the Seller, on and subject to the terms and conditions contained herein.

WHEREAS, prior to the date hereof the Seller has caused the carve out of its Mexican Subsidiaries (the “Reorganization”), and thus as of the date hereof the Company no longer has any Subsidiary. For the avoidance of doubt, the Parties desire the Mexican Subsidiaries to be excluded from the perimeter of this Agreement.

NOW, THEREFORE, in consideration of and subject to the promises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF EQUITY

1.1.    Purchase and Sale. On the date hereof (“Closing Date”), upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells, conveys, assigns, transfers, and delivers to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, the Company Interests, and all right, title, interest and entitlement therein and thereto (including without limitation, the right to receive dividends, distributions, capital contributions or any return of capital declared, paid or made by the Company on or after the Closing Date), free and clear of any and all Liens; leaving the Seller without any direct or indirect Equity Interests of any nature whatsoever in the Company.

1.2.    Purchase Price. Subject to the adjustments, set off or deductions, as applicable, set forth herein, the total aggregate consideration for the purchase of the Purchased Interests from the Seller by the Purchaser, for the Business and any goodwill of the Company, and for any and all other obligations of the Seller and the Ultimate Owners hereunder, shall be (a) an amount of €100,000,000 (ONE HUNDRED MILLION EUROS) the “Base Purchase Price”) and (b) if applicable, the Earn Out Payments (as defined in Section 1.3 below, and the Earn Out Payment(s), together with the Base Purchase Price, the “Purchase Price”).

The Purchase Price has been determined on a debt-free basis, including any and all warrants, options and rights with respect thereto, whether or not currently exercisable, and shall be payable to the Seller in accordance with Section 1.3.

1.3.    Payment of the Purchase Price. Subject to the conditions set forth in this Agreement, the Base Purchase Price and the Earn Out Payments shall be payable to the Seller in accordance with the following payment structure:

(a)    Base Purchase Price.

The Base Purchase Price shall be paid as follows:

(i)    an amount of €43,200,000 (FORTY THREE MILLION TWO HUNDRED THOUSAND EUROS), plus the amount of the Estimated Closing Date Cash Balance set out in Schedule 1.5.(c)(i) attached hereto, is paid to the Seller on the date hereof in cash by wire transfer in immediately available funds to the to the Seller’s bank account (the “Seller’s Bank Account”) (the “Closing Cash Payment”).

(ii)    an amount of €28,800,000 (TWENTY-EIGHT MILLION EIGHT HUNDRED THOUSAND EUROS), (the “Cash for G-Shares”), is transferred directly by the Purchaser to Globant Lux for the subscription and payment on behalf of the Seller and issuance by Globant Lux, on the date hereof, of such number of Globant Lux restricted common shares as may be purchased at the price per share equal to the volume weighted average trading price of the publicly traded shares of Globant Lux during a period comprising 60 trading days ending on (but including) the tenth trading day prior to Closing Date, as quoted in the New York Stock Exchange (NYSE:GLOB) (the “G-Shares”).

For the subscription and issuance of the G-Shares, at Closing, the Seller and Globant Lux have executed the subscription agreement attached as Exhibit

1.3.(a)(ii) hereto (the “Subscription Agreement”); provided, however, that the Seller, in accordance with Rule 506(b) of Regulation D under the US Securities Act of 1933, as amended, has also completed, executed and delivered to Globant Lux the questionnaire attached thereto to verify its qualification as “accredited investor” under applicable US Law; provided, further, that the Subscription Agreement includes provisions subjecting the G-Shares to a lock-up period, during which the Seller will not be permitted to transfer, sell, pledge or in any manner dispose of such shares (the “Lock-Up”), which shall be lifted on a staggered schedule, as follows: (A) 34% of the G-Shares received shall be released from the Lock-Up on the 6th month anniversary from the Closing Date, (B) an additional 33% of the G-Shares received shall be released from the Lock-Up on the 12th month anniversary from the Closing Date, and (C) the remaining 33% of the G-Shares received shall be released from the Lock-Up on the 18th month anniversary of the Closing Date;

(iii)    an amount of €14,000,000 (FOURTEEN MILLION EUROS) less any adjustments, set-off or deductions as provided in this Agreement, including those contemplated in Section 1.5., ARTICLE 7, ARTICLE 8 and ARTICLE 9 shall be paid to the Seller no later than March 31, 2022 in cash by wire transfer in immediately available funds to the Seller’s Bank Account (the “Second Installment Cash Payment”);

(iv)    an amount of €8,400,000 (EIGHT MILLION FOUR HUNDRED THOUSAND EUROS) less any adjustments, set-off or deductions as provided in this Agreement, including those contemplated in Section 1.5., ARTICLE 7, ARTICLE 8 and ARTICLE 9 shall be paid to the Seller no later than March 31, 2023 in cash by wire transfer in immediately available funds to Seller’s Bank Account (the “Third Installment Cash Payment”); and

(v)    an amount of €5,600,000 (FIVE MILLION SIX HUNDRED THOUSAND EUROS) less any adjustments, set-off or deductions as provided in this Agreement, including those contemplated in Section 1.5., ARTICLE 7, ARTICLE 8 and ARTICLE 9 shall be paid to the Seller no later than August 31, 2024 in cash by wire transfer in immediately available funds to the Seller’s Bank Account (the “Fourth Installment Cash Payment” and together with the Second Installment Cash Payment and the Third Installment Cash Payment the “Deferred Cash Payments”).

(b)    Earn Out Payments.

(i)    In addition to the Base Purchase Price, the Seller shall be entitled to receive the Earn Out Payments, which shall be payable subject to the following conditions and payment schedule, notwithstanding other conditions that may be contemplated in other provisions of this Agreement:

(A)    First Earn Out Payment. An amount of [***] less any deduction, set-off as provided further below in this Agreement (the “First Earn Out Payment”), shall be payable to the Seller no later than March 31, 2022 (the “First Earn Out Payment Date”), subject to the achievement by the Company of BOTH of the following financial targets, and notwithstanding other conditions, withholdings and adjustments that may be contemplated in other provisions of this Agreement:

(1)    Revenue for the twelve-month period from (and including) January 1, 2021 to December 31, 2021 (the “First Earn Out Period”) of at least [***] (the “Revenue Target Period 1”); AND

(2)    Operating Margin for the First Earn Out Period of at least [***] (the “Operating Margin Target Period 1”, and together with the Revenue Target Period 1, the “Earn Out Targets Period 1”).

Adjustments to the First Earn Out Payment Based on Revenue for the First Earn Out Period.

If the Revenue Target Period 1 is achieved, over-achieved or not achieved, the achievement of which is an independent and essential condition for the payment of the First Earn Out Payment, with respect to the amount of the First Earn Out Payment the following shall apply:

(A)    If the Revenue for the First Earn Out Period is below [***] (the “Minimum Revenue Target Period 1”), then, notwithstanding anything in this Agreement to the contrary, the First Earn Out Payment shall be irrevocably forfeited in its entirety and shall not be earned, achieved, paid or payable, irrespective of the partial, total or over-achievement of the Operating Margin for the First Earn Out Period;

(B)    If the Revenue for the First Earn Out Period is equal to or greater than the Minimum Revenue Target Period 1 but less than the Revenue Target Period 1, then, subject to the other terms and conditions set forth herein, including the subsequent adjustments set forth below with respect to the Operating Margin for the First Earn Out Period, the aggregate amount of the First Earn Out Payment that may be payable shall be equal to the sum of (I) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the First Earn Out Period, up to maximum total payment pursuant to this subclause (I) in the amount of [***] and (II) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the First Earn Out Period, up to maximum total payment pursuant to this subclause (II) in the amount of [***] (such amount as determined pursuant to this clause (B), the “Underachievement Revenue Target Period 1 Nominal Earnout Amount”); and

(C)    If the Revenue for the First Earn Out Period is equal to or greater than the Revenue Target Period 1, then, subject to the other terms and conditions set forth herein, including the subsequent adjustments set forth below with respect to the Operating Margin for the First Earn Out Period, the aggregate amount of the First Earn Out Payment that may be payable shall be equal to the sum of (I) [***] and (II) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the First Earn Out Period (such amount as determined pursuant to this clause (C), the “Overachievement Revenue Target Period 1 Nominal Earnout Amount” and together with the Underachievement Revenue Target Period 1 Nominal Earnout Amount, the “Revenue Target Period 1 Nominal Earnout Amount”).

For the avoidance of doubt, the First Earnout Payment shall be determined by adjusting the Revenue Target Period 1 Nominal Earnout Amount by the applicable provision below regarding the Operating Margin for the First Earn Out Period.

Adjustments to the First Earn Out Payment Based on Operating Margin for the First Earn Out Period.

If the Operating Margin Target Period 1 is not achieved, the achievement of which is an independent and essential condition for the payment of the First Earn Out Payment, with respect to the amount of the First Earn Out Payment the following shall apply:

(A)    If the Operating Margin for the First Earn Out Period is below [***], then, notwithstanding anything else in this Agreement to the contrary, the First Earn Out Payment shall be irrevocably forfeited in its entirety and shall not be earned, achieved, paid or payable, irrespective of the partial, total or over-achievement of Revenue for the First Earn Out Period;

(B)    If the Operating Margin for the First Earn Out Period is equal to or greater than [***] (the “Minimum Operating Margin”) but less than the Operating Margin Target Period 1, then, subject to the terms and conditions set forth herein, the aggregate amount of the First Earn Out Payment payable shall be equal to the product of (I) the Revenue Target Period 1 Nominal Earnout Amount and (II) a fraction equal to the quotient of (x) the actual Operating Margin achieved during the First Earn Out Period and (y) [***]; and

(C)    If the Operating Margin for the First Earn Out Period is equal to or greater than the Operating Margin Target Period 1, then, subject to the terms and conditions set forth herein, the aggregate amount of the First Earn Out Payment payable shall be equal to the Revenue Target Period 1 Nominal Earnout Amount.

For the avoidance of doubt, there shall not be any increase to the First Earn Out Payment Amount if the Operating Margin for the First Earn Out Period is greater than [***].

Some examples of calculation of the First Earn Out Payment are shown in Exhibit 1.3.(b)(A) (without taking into account any adjustments, withholdings or deductions).

(B)    Second Earn Out Payment. An amount of [***] (TEN MILLION EUROS) less any deduction, set-off as provided further below in this Agreement (the “Second Earn Out Payment”), shall be payable to the Seller no later than March 31, 2023 (the “Second Earn Out Payment Date”), subject to the achievement by the Company of BOTH of the following financial targets, and notwithstanding other conditions, withholdings and adjustments that may be contemplated in other provisions of this Agreement:

(1)    Revenue for the twelve-month period from (and including) January 1, 2022 to December 31, 2022 (the “Second Earn Out Period”) of at least [***] (the “Revenue Target Period 2”); AND

(2)    Operating Margin for the Second Earn Out Period of at least [***] (the “Operating Margin Target Period 2”, and together with the Revenue Target Period 2, the “Earn Out Targets Period 2”).

Adjustments to the Second Earn Out Payment Based on Revenue for the Second Earn Out Period.

If the Revenue Target Period 2 is achieved, over-achieved or not achieved, the achievement of which is an independent and essential condition for the payment of the Second Earn Out Payment, with respect to the amount of the Second Earn Out Payment the following shall apply:

(A)    If the Revenue for the Second Earn Out Period is below [***] (the “Minimum Revenue Target Period 2”), then, notwithstanding anything in this Agreement to the contrary, the Second Earn Out Payment shall be irrevocably forfeited in its entirety and shall not be earned, achieved, paid or payable, irrespective of the partial, total or over-achievement of the Operating Margin for the Second Earn Out Period;

(B)    If the Revenue for the Second Earn Out Period is equal to or greater than the Minimum Revenue Target Period 2 but less than the Revenue Target Period 2, then, subject to the other terms and conditions set forth herein, including the subsequent adjustments set forth below with respect to the Operating Margin for the Second Earn Out Period, the aggregate amount of the Second Earn Out Payment that may be payable shall be equal to the sum of (I) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the Second Earn Out Period, up to maximum total payment pursuant to this subclause (I) in the amount of [***] and (II) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the Second Earn Out Period, up to maximum total payment pursuant to this subclause (II) in the amount of [***] (such amount as determined pursuant to this clause (B), the “Underachievement Revenue Target Period 2 Nominal Earnout Amount”); and

(C)    If the Revenue for the Second Earn Out Period is equal to or greater than the Revenue Target Period 2, then, subject to the other terms and conditions set forth herein, including the subsequent adjustments set forth below with respect to the Operating Margin for the Second Earn Out Period, the aggregate amount of the Second Earn Out Payment that may be payable shall be equal to the sum of (I) [***] and (II) [***] for each [***] in Revenue achieved in excess of [***] in Revenue for the Second Earn Out Period (such amount as determined pursuant to this clause (C), the “Overachievement Revenue Target Period 2 Nominal Earnout Amount” and together with the Underachievement Revenue Target Period 2 Nominal Earnout Amount, the “Revenue Target Period 2 Nominal Earnout Amount”).

For the avoidance of doubt, the Second Earnout Payment shall be determined by adjusting the Revenue Target Period 2 Nominal Earnout Amount by the applicable provision below regarding the Operating Margin for the Second Earn Out Period.

Adjustments to the Second Earn Out Payment Based on Operating Margin for the Second Earn Out Period.

If the Operating Margin Target Period 2 is not achieved, the achievement of which is an independent and essential condition for the payment of the Second Earn Out Payment, with respect to the amount of the Second Earn Out Payment the following shall apply:

(A)    If the Operating Margin for the Second Earn Out Period is below [***], then, notwithstanding anything else in this Agreement to the contrary, the Second Earn Out Payment shall be irrevocably forfeited in its entirety and shall not be earned, achieved, paid or payable, irrespective of the partial, total or over-achievement of Revenue for the Second Earn Out Period;

(B)    If the Operating Margin for the Second Earn Out Period is equal to or greater than the Minimum Operating Margin but less than the Operating Margin Target Period 2, then, subject to the terms and conditions set forth herein, the aggregate amount of the Second Earn Out Payment payable shall be equal to the product of (I) the Revenue Target Period 2 Nominal Earnout Amount and (II) a fraction equal to the quotient of (x) the actual Operating Margin achieved during the Second Earn Out Period and (y) [***]; and

(C)    If the Operating Margin for the Second Earn Out Period is equal to or greater than the Operating Margin Target Period 2, then, subject to the terms and conditions set forth herein, the aggregate amount of the Second

Earn Out Payment payable shall be equal to the Revenue Target Period 2 Nominal Earnout Amount.

For the avoidance of doubt, there shall not be any increase to the Second Earn Out Payment Amount if the Operating Margin for the Second Earn Out Period is greater than [***].

Some examples of calculation of the Second Earn Out Payment are shown in Exhibit 1.3.(b)(B) (without taking into account any adjustments, withholdings or deductions).

For purposes of all calculations under this Section 1.3, all percentages shall be limited to two decimal places.

Subject to the terms and conditions set forth in this Agreement, the Earn Out Payments, if applicable, will be payable to the Seller in cash in immediately available funds to the Seller’s Bank Account at least five (5) Business Days before the First Earn Out Payment Date and/or the Second Earn Out Payment Date, as applicable.

(ii)    The Seller hereby expressly, unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, any right it may have in the future to invoke force majeure or any other similar legal statute or doctrine (whether at Law or in equity), or the occurrence of any event or circumstance (such as, but not limited to, government-mandated lockdowns or restrictions to operate due to the coronavirus or similar disease, salary adjustments for inflation in the employment market or government-mandated salary adjustments in any jurisdiction where the Company operates, or severe FX fluctuations against the Euro) that may give rise to the Seller to request an adjustment of the Revenue Targets or the Operating Margin Targets or entail the payment of the Earn Out Payments, or any portion thereof without the achievement of each of the applicable Revenue Targets and Operating Margin Targets as stipulated by the Parties in this Agreement.

(iii)    The achievement of the Earn Out Targets shall be measured, for purposes hereof, based on the Company’s Revenue and Operating Margin extracted from Globant Lux’s consolidated audited financial statements, accounting and financial information, as prepared by Globant Lux and the Purchaser and audited by their external auditors in accordance with Globant Lux’s and Purchaser’s internal policies and procedures, consistently applied in accordance with the international financial reporting standards promulgated by the International Accounting Standards Board (“IFRS”), together with its interpretations and pronouncements thereon published from time to time and applied on a consistent basis.

(iv)    The Seller acknowledges and agrees that there is no assurance that the Seller will receive any amount under the Earn Out Payments, which shall be contingent upon the achievement of the Earn Out Targets. The Seller understands and agrees that (i) the contingent rights to receive the Earn Out Payments is solely a contractual right and is not a security for purposes of any applicable Laws (and shall confer upon the Seller only the rights of a general unsecured creditor under applicable Law), (ii) the contingent rights to receive the Earn Out Payments shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to distribution, and do not constitute an equity or ownership interest in Purchaser or the Company, (iii) the Seller shall not have any rights as a security holder vis-à-vis Purchaser or the Company as a result of such Seller’s contingent right to receive the Earn Out Payments hereunder, and (iv) no interest is payable with respect to the Earn Out Payments unless in case of nonpayment thereof by the Purchaser, if applicable, when due.

(v)    If the employment relationship of any Ultimate Owner is voluntarily terminated by such Ultimate Owner during the Earn Out Period (“Voluntary Separation”), or if the employment relationship of any Ultimate Owner is terminated with or without cause by the Company, the Purchaser or any Affiliate thereof during the Earn Out Period, the Seller will remain entitled to receive the Earn Out Payments, subject to the achievement of the applicable Earn Out Targets, and any other adjustments, set offs and deductions as provided herein, under Section 1.3.(b) and in accordance with the terms and conditions set forth therein; provided, however, that (i) in the case of Voluntary Separation or termination without cause the Seller shall not be entitled to receive, and the Purchaser shall not be required to pay, any such achieved Earn Out Payments any earlier than the conclusion of the Restricted Period, subject at all times to the other adjustments, set offs and deductions as provided in this Agreement, including ARTICLE 7; and, (ii) in the case of a “Breach of Conduct” (as defined in Section 8.7.(bis)(a) below) or termination with a cause by the Purchaser of any of the Ultimate Owners employment relationship, the Seller shall not be entitled to receive, and the Purchaser shall not be required to pay, any such achieved Earn Out Payments or any other Contingent Payment any earlier than the conclusion of the Restricted Period, subject at all times to the other adjustments, set offs and deductions as provided in this Agreement, including, without limitation, Section 8.6., Section 8.7. and ARTICLE 7.

(c)    Taxes.     The Parties acknowledge and agree that any Earn Out Payment achieved by the Seller shall be treated as adjustments to the Purchase Price under this Agreement.

1.4.    Earn Out Reports. Dispute Resolution.

(a)    Within ninety (90) calendar days after the closing of each of the Earn Out Periods, the Purchaser shall prepare and deliver to the Seller a report stating the Purchaser’s determination of the applicable Earn Out Payment, in the form of Schedule 1.4 attached hereto (each, an “Earn Out Report”). To assist Seller in its review of the Earn Out Report, the Purchaser shall use reasonable commercial efforts to make available to the Seller such information and detail used in connection with the preparation of the Earn Out Report as reasonably requested by the Seller;

provided that such information and detail shall not include access to or receipt of any information, detail or other material that is not permitted to be disclosed pursuant to applicable Laws or that is protected by attorney-client privilege that is held by Purchaser or any of its Affiliates or that is not permitted to be disclosed.

(b)    Unless the Seller objects to the Purchaser’s determination of the applicable Earn Out Payment as set forth in the Earn Out Report by the delivery to the Purchaser of a written notice setting forth the basis for such objection (an “Earn Out Objection Notice”) within ten (10) Business Days after the Seller’s receipt of the applicable Earn Out Report (or if, at any time, the Seller accepts the Earn Out Report by written notice to the Purchaser), the Earn Out Report shall be conclusive and binding for all purposes of this Agreement, in the absence of any manifest error. In the event that the Seller delivers an Earn Out Objection, the obligation of the Purchaser to pay the relevant Earn Out Payment to the Seller shall be suspended for the disputed amount during the pendency of the resultant dispute resolution process as set forth herein below.

(c)    In the event that the Seller timely delivers an Earn Out Objection Notice, the Purchaser and the Seller shall first use diligent good faith efforts to resolve such dispute between themselves. If they are unable to resolve such dispute within thirty (30) calendar days after the delivery of the relevant Earn Out Objection Notice, then the dispute shall be submitted to a financial accountant (the “Financial Expert”) for determination as follow:

(i)    The Seller will nominate, within ten (10) Business Days following the failure to resolve directly the dispute, two (2) firms from the list of accounting firms listed in Exhibit 1.4.(c) under items 1 to 4 thereof.

(ii)    The Purchaser will have a term of ten (10) Business Days following the receipt of the nomination for Financial Experts to elect one of the firms from the two (2) firms designated by the Seller. If the Purchaser fails to choose a firm within the given time, the Seller will choose the Financial Expert from the two (2) firms designated by the Seller. In case the designated firm is not able to act as a Financial Expert, the Seller will have to add an additional firm from the list so that the Purchaser has at least two (2) firms to make their election. In case there are three (3) or more firms of those listed in Exhibit 1.4.(c) under items 1 to 4 which are unable to act as a Financial Expert, the Seller shall nominate an additional one or two (2) firms, as the case may be, from those listed under items 5 and 6 of Exhibit 1.4.(c) for the Purchaser to elect from at least two firms. In case the designated firm by the Purchaser is not able to act as a Financial Expert, the other firm designated by the Seller shall be deemed chosen to act as Financial Expert. If neither of such firms are able to act as Financial Experts, Purchaser and the Seller shall jointly agree on the nomination of a registered accountant associated with a reputable accounting firm of international, national or regional standing to act as Financial Expert. If they cannot reach an agreement on who the Financial Expert shall be, within the ten (10) Business Days following the date on which the last of the firms listed on Exhibit 1.4.(c) refused to act as Financial Expert, then each of the Purchaser and the Seller shall promptly select a separate reputable accounting firm to promptly identify a third registered accountant associated with a reputable accounting firm of international, national or regional standing to act as Financial Expert. The Purchaser and the Seller will enter into reasonable and customary arrangements for the services to be rendered by the Financial Expert under this

Section, such services to be provided in the Financial Expert’s capacity as an accounting expert and not as an arbitrator.

(iii)    The Purchaser and the Seller shall submit to the Financial Expert and the other Parties involved in the dispute, within fifteen (15) Business Days after the date of the engagement of the Financial Expert, copies of (A) the Earn Out Report, (B) the Earn Out Objection Notice, (C) a list of all unresolved objections with respect to the calculation of the relevant Earn Out Payment in the applicable Earn Out Report (the “Unresolved Earn Out Objections”), and (D) a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Earn Out Objections. Each of the Parties involved in the dispute shall have fifteen (15) Business Days after receipt of the referred information to deliver to the Financial Expert and the other Parties involved in the dispute an additional statement to counterargue or correct any information or statement made in the documents so received. Each Party shall provide the other Party with a copy of all materials provided to, and communications with, the Financial Expert. The Financial Expert shall only resolve the disputed matters and be instructed to based its determination solely on the written reports submitted to the Financial Expert by the Seller and the Purchaser (i.e., no independent investigation); provided, further, that in resolving a disputed item, the Financial Expert (1) may only consider those items and amounts as to which the Parties have disagreed within the time periods and on the terms specified above; (2) may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by the Purchaser or the Seller s in the written reports presented to the Financial Expert; and (3) shall consult with legal counsel of recognized standing of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof.

(iv)    As soon as practicably possible but no later than within fifteen (15) Business Days after receiving all relevant documentation referred to above, the Financial Expert shall prepare and distribute to the Parties a written report setting forth the Financial Expert’s determination of the relevant Earn Out Payment and the Financial Expert’s reasons therefor. The Purchaser shall then be obligated to pay, if applicable, the relevant Earn Out Payment or the applicable unpaid balance thereof, pursuant to this Agreement as if such amount of the Earn Out Payment had been set forth in the original Earn Out Report. The decision rendered by the Financial Expert and set forth in such report shall be final, conclusive and binding upon the Parties, judgment thereon may be entered and enforced in any court of competent jurisdiction, and such decision shall not be subject to appeal by any Party.

(v)    Each Party will bear its own expenses in taking its case to the Financial Expert. However, the fees and expenses of the Financial Expert in connection with the final resolution of any such dispute shall be borne: (x) by the Seller, if the Financial Expert’s determination of the Earn Out Payment is not materially different from the original Earn Out Report delivered by the Purchaser, or (y) by the Purchaser, if the Financial Expert’s determination of the Earn Out Payment is materially different from the Earn Out Report delivered by the Purchaser. For purposes of this paragraph, the Parties agree and acknowledge that a material difference requires a difference of more than fifteen percent (15%) from the applicable Earn Out Report as compared with the Financial Expert’s determination of the Earn Out Payment.

(vi)    Notwithstanding anything else in this Agreement to the contrary, including Section 11.13, the dispute resolution mechanism set forth in this Section 1.4 shall be the sole and exclusive dispute resolution mechanism with respect to any dispute, lawsuit, proceeding or other Action arising from, related to or in connection with any of the matters set forth in Sections 1.3, 1.4 and 1.7, including, without limitation, those related to the achievement, calculation, determination, interpretation and finalization of the amount of the Earn Out Payment.

(d)    If applicable, the Purchaser shall, within five (5) Business Days after an Earn Out Report is deemed conclusive and binding (either due to express acknowledgement by the Seller, failure of the Seller to deliver an Earn Out Objection Notice in a timely manner, or a final decision by the Financial Expert rendering so) pay or cause to be paid (but in no case before the First Earn Out Payment Date or the Second Earn Out Payment Date, as applicable) any amount of the applicable Earn Out Payment owed to the Seller.

(e)    The Seller acknowledges that the delivery of the Earn Out Reports and, if applicable, the payment of each of the Earn Out Payments by the Purchaser could be made before the Purchaser has confirmed that no portion of the “Revenue” taken into consideration for purposes of calculating the level of achievement of the relevant Revenue Targets would turn into Bad Debt thereafter. Given that, as agreed in this Agreement, Bad Debt must be excluded in order to compute the relevant “Revenue”, the Seller agrees that at any time during six (6) months after each applicable Earn Out Payment Date, the Purchaser shall be entitled to seek payment from the Seller, and the Seller shall be required to compensate the Purchaser, to the extent that any account receivable issued after the Closing Date and taken into account for purpose of the applicable Earn Out Payment has turned into Bad Debt after the delivery of an Earn Out Report or the payment of an Earn Out Payment have caused that the amount paid to the Seller exceeds the amount that they would have been entitled to receive if such account receivable had been excluded for purposes of calculating the amount of the applicable Earn Out Payment. Any such circumstance shall be communicated by the Purchaser to the Seller by written notice to the Seller and the Seller shall reimburse to the Purchaser accordingly no later than five (5) Business Days after receiving such notice. If the relevant amount is not paid within the aforementioned 5-Business Day period, the Purchaser shall be entitled to deduct the corresponding amount (plus a default interest at a rate of 6% per annum during the relevant period) from any Contingent Payment(s). In case of any controversy in connection with the adjustments referred to in this paragraph (e), the Purchaser and the Seller shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the others indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Expert for determination and the procedure set forth in paragraph (c) of this Section 1.4. shall apply mutatis mutandis.

1.5.    Adjustment for other Financial Variables.

(a)    Working Capital Adjustment.

(i)    The Purchase Price has been established considering that at December 31, 2020 (the “Reference Date”) the Company shall have at least a Net Working Capital of

TWO MILLION SEVEN HUNDRED THOUSAND EUROS €2,700,000 (the “Target Net Working Capital”). In this Agreement, the term “Net Working Capital” means the current assets minus current liabilities of the Company; where current assets are comprised of accounts receivable, prepaid expenses and other current assets, and current liabilities are comprised of accounts payable and accrued expenses. For the avoidance of doubt, current assets do not include Cash and current liabilities do not include personal income tax related to the Transaction Bonus. As a result of the foregoing, the Parties agree that only the specific items of the balance sheet of the Company listed in Schedule 1.5.(a)(i) shall be taken into consideration for purposes of calculating the Net Working Capital.

(ii)    Within one hundred twenty (120) calendar days following Closing,

(1)    the Purchaser shall review and confirm that the Net Working Capital at Reference Date was at least equal to the Target Net Working Capital, and shall calculate and determine the actual Net Working Capital at Reference Date (the “Reference Date Net Working Capital”) in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of Schedule 1.5.1(a)(i). In case of discrepancy between IFRS and the provisions of Schedule 1.5.1(a)(i), the latter shall prevail; and

(2)    the Purchaser shall deliver to the Seller a statement (the “Net Working Capital Statement”) containing its calculation of the Reference Date Net Working Capital, together with a calculation of the adjustments to the Base Purchase Price based on such amounts and such data with respect to the determination thereof as is reasonable necessary to support such Net Working Capital Statement.

(iii)    If the Seller disagrees in whole or in part with the Net Working Capital Statement, then within ten (10) Business Days after the receipt of the Net Working Capital Statement, the Seller shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement and indicating the specific line items of the Net Working Capital Statement that are in dispute (the “Disputed Line Items”), accompanied by the Seller’s revised Net Working Capital Statement setting forth their determination of the adjustments to the Base Purchase Price and any component thereof, as the case may be. Thereafter, the dispute shall be subject to Section 1.4(c), mutatis mutandi. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Seller does not provide a Notice of Disagreement within such ten (10)-Business Day period, the Seller shall be deemed to have accepted in full the Net Working Capital Statement as prepared by the Purchaser, and such Net Working Capital Statement shall become final, binding and conclusive for all purposes hereunder.

(iv)    The Base Purchase Price shall be adjusted, either by (1) an increase in the amount that the Reference Date Net Working Capital exceeds the Target Net Working Capital, or (2) a decrease in the amount that the Target Net Working Capital exceeds the Reference Date Net Working Capital. If the Reference Date Net Working Capital is greater than the Target Net Working Capital, then the amount that results from subtracting the Target Net Working Capital from the Reference Date Net Working Capital, shall be paid by the Purchaser to the Seller, within five (5) Business Days following the date in which the Reference Date Net Working Capital was finally determined, to the Seller’s Bank Account. If the Reference Date Net Working Capital is less than the Target Net Working Capital, then the amount that results from subtracting the Reference Date Net Working Capital from the Target Net Working Capital, shall be paid to the Purchaser by the Seller, within five (5) Business Days following the date in which the Reference Date Net Working Capital was finally determined, to the account designated in writing by the Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to a default interest at a rate of 6% per annum as from the date that is five (5) Business Days after the date in which the Reference Date Net Working Capital was finally determined through its effective payment, and in the case of the Purchaser to deduct the corresponding amount from any Contingent Payments.

(b)    Accounts Receivable Adjustment.

(i)    The Seller has delivered to the Purchaser a certificate including a list of the Company’s Accounts Receivable as of November 30, 2020 (the “Cut Off Date”), including the amount and due date of each Account Receivable as set forth in Section 5.19 of the Disclosure Schedule (the “Accounts Receivable Certificate”). The Accounts Receivable Certificate has also included a schedule containing the relevant details of all unbilled accounts receivable (“Unbilled Accounts Receivable”), including amount, client names, aging and period to which such Unbilled Accounts Receivable relate. The Company shall properly invoice all Unbilled Accounts Receivable within sixty (60) days of the Closing Date, except for the services to be invoiced to Banco Santander.

(ii)    Within ten (10) Business Days from Closing the Purchaser shall prepare a list of the Company’s Accounts Receivable as of Reference Date including the amount and due date of each Account Receivable (the “Reference Date Accounts Receivable Certificate”). At any time during the twelve (12) months after the Reference Date (the “Account Receivable Period”), the Purchaser shall be entitled to seek payment from the Seller who shall be required to compensate the Purchaser, to the extent any Accounts Receivable outstanding as of the Reference Date, as listed in the Reference Date Accounts Receivable Certificate, remained uncollected 120 calendar days following the due date of each of such Accounts Receivable for any reason whatsoever (including its accounting as Bad Debt) (each an “Account Receivable Reduction”). For such purpose, at any time during the Account Receivable Period, the Purchaser shall serve one or more notices to the Seller, each enclosing a certificate identifying the relevant Accounts Receivable that are the basis of such reimbursement and the calculation of the relevant Account Receivable Reduction (each an “Account Receivable Reduction Report”).

(iii)    Any Account Receivable Reduction shall be paid by the Seller on a date no later than five (5) Business Days after each Account Receivable Reduction has been communicated by means of an Account Receivable Reduction Report to the Seller, to the account designated in writing by Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid within the aforementioned 5-Business Day period, the Purchaser shall be entitled to deduct the corresponding amount from any Contingent Payments. For the avoidance of doubt, once any Account Receivable included in an Account Receivable Reduction Report has been duly paid by the Seller in favor of the Purchaser, the Company shall solely be entitled to initiate the collection of the relevant amounts of such Accounts Receivables from the corresponding third parties and, in the event that any of the relevant Accounts Receivable is eventually paid up to the Company, the Purchaser shall reimburse the Seller, proportionally, for the corresponding amount (less applicable expenses incurred by the Company, the Purchaser or any Affiliate thereof in connection with such collection). For the purposes of any applicable payment or deduction made pursuant to an Account Receivable Reduction Report, any amounts included therein shall be expressed in EUR€ as set forth in the Accounts Receivable Certificate.

(iv)    The Parties acknowledge and agree that, while neither the Company nor the Purchaser has an obligation to initiate any collection proceeding of any nature with respect to uncollected accounts, the Company and the Purchaser will handle such accounts receivable in the Company’s ordinary course of business and will make commercially reasonable efforts to collect them during the 120 calendar days following their agreed due date.

(c)    Minimum Required Cash Adjustment.

(i)    The Seller has delivered to the Purchaser an estimate of (1) the estimated minimum required Cash as of Closing Date (the “Estimated Minimum Required Cash at Closing Date”) and (2) the estimated Cash at Closing Date (the “Estimated Cash at Closing Date”) and (3) the difference between the Estimated Cash at Closing Date and the Estimated Minimum Required Cash at Closing Date (“Estimated Closing Date Cash Balance”) delivered such information together with the relevant information used for such calculation to the Purchaser (the “Estimated Closing Date Cash Certificate”) attached as Schedule 1.5.(c)(i) hereto.

(ii)    Within one hundred twenty (120) calendar days following the Reference Date, the Purchaser shall prepare and provide its calculation of (1) the minimum required Cash as of the Reference Date (the “Reference Date Minimum Required Cash”), (2) the Cash at Reference Date, which will also include any Transaction Bonus paid between the Closing Date and the Reference Date (the “Cash at Reference Date”) and (3) the difference between the Cash at Reference Date and the Reference Date Minimum Required Cash (the “Reference Date Cash Balance”), and deliver such information together with the relevant information used for such calculation to the Seller (the “Reference Date Cash Statement”). Such calculation shall be made in accordance with IFRS consistently applied and to the extent not specifically modified pursuant to the provisions of this Agreement. In case of discrepancy between IFRS and the provisions of this Agreement, the latter shall prevail.

(iii)    If the Seller disagrees, in whole or in part, with the Reference Date Cash Statement, then the procedure set forth in Section 1.5.(a)(iii) and Section 1.5(d) shall apply mutatis mutandis.

(iv)    If the Reference Date Cash Balance is greater than the Estimated Closing Date Cash Balance, then the Purchaser shall pay to the Seller, an amount equal to the difference between (i) the Reference Date Cash Balance and (ii) the Estimated Closing Date Cash Balance set out in Schedule 1.5.(c)(i), within five (5) Business Days following the date in which the Reference Date Cash Balance was finally determined, to the Seller’s Bank Account. If the Reference Date Cash Balance is less than the Estimated Closing Date Cash Balance, then the Seller shall pay to the Purchaser, an amount equal to the difference between (i) the Estimated Closing Date Cash Balance set out in Schedule 1.5.(c)(i) and (ii) the Reference Date Cash Balance, within five (5) Business Days following the date in which the Reference Date Cash Balance was finally determined, to the account designated in writing by the Purchaser at least three (3) Business Days prior to such payment. If any such amount is not paid as set forth herein, the applicable Party shall be entitled to a default interest at a rate of 6% per annum during the relevant period and in the case of Purchaser to deduct the corresponding amount from any Contingent Payments.

(d)    Adjustments. Dispute Resolution.

(i)    In case of any controversy in connection with the adjustments provided in Sections 1.5.(a), 1.5.(b) and 1.5.(c), the Parties shall first use diligent good faith efforts to resolve such dispute between themselves during thirty (30) calendar days following the delivery of a written notice of any of the Parties to the others indicating the grounds of the dispute. If they are unable to resolve such dispute within thirty (30) calendar days, then the dispute shall be submitted to the Financial Expert for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandis.

1.6.    Currency of the Adjustments. Default Interest.

(a)    Any payment under this Agreement shall be made in Euro (€) unless set forth otherwise in this Agreement.

(b)    A default interest at a rate of 6% per annum during the relevant period shall be applied to any undisputed due amount under this Agreement ONLY in the case of failure by the obligated Party to fulfill its payment obligation of such undisputed due amount within the relevant payment deadline as set forth herein.

1.7.    Management during the Earn Out Periods.

(a)    The Parties agree and acknowledge that the Purchaser shall be responsible for the management, supervision, direction and control of the Company. The Purchaser shall use all such powers and authorities as it may have in relation to the Company as is commercially reasonably in its sole discretion to procure that the Company is integrated into the Purchaser’s operations seeking synergies between the teams while, to the extent reasonably possible, proceeding in good faith to avoid disrupting the ordinary course of the Business as developed in a manner consistent with the Company’s past practice, it being understood and agreed by the Parties that such disruption may occur in the exercise of good faith and Purchaser shall not be in breach of or non-compliance with its obligations hereunder so long as Purchaser is acting in good faith and in accordance with its legitimate business interests. The Seller acknowledges and agrees that the Purchaser shall have no duty or obligation to approve, authorize or facilitate any transaction relating to the Business after the Closing if such transaction is proposed on terms, conditions or circumstances (including pricing, staffing and/or legal terms) which are inconsistent with the Purchaser’s or the Company’s past practice or outside of the ordinary course of the Company’s Business.

(b)    After Closing, the Parties shall collaborate and endeavor for the Company to adopt, during the Earn Out Periods, as many as the Purchaser’s processes and tools as possible without disrupting the ordinary course of the Business, as developed in a manner consistent with the Company’s past practice; provided, however, that the Purchaser and the Seller agree and acknowledge that in any case, after Closing, all processes and tools relating to legal, finance (including accounting, treasury and planning) and corporate (non-commercial) matters must be integrated as soon as reasonably practicable, and all staff personnel of the Company within the relevant areas will follow and become subject to the Purchaser’s internal policies and management. For avoidance of doubt, neither the Purchaser nor its Affiliates shall charge the Company, either directly or indirectly through a third party, any cost, fees, expenses or services, arising from the implementation by the Company of the Purchaser's such processes and tools.

(c)    The Seller acknowledges and agrees that notwithstanding anything else in this Agreement to the contrary (i) neither Purchaser nor Globant Lux nor any of the Affiliates or subsidiaries of any of the foregoing (the “Globant Group”) shall have any obligation to achieve any amount of Revenue or ratio of Operating Margin during the Earn Out Period or maximize or achieve any amount of the Earn Out Payment, (ii) the failure to achieve the Minimum Revenue Target Period 1, Minimum Revenue Target Period 2 or Minimum Operating Margin or satisfy any of the conditions to the achievement of any amount of the Earn Out Payment during the Earn Out Period in the exercise of the aforementioned discretion by the Globant Group shall not give rise to a claim of breach or nonperformance of any of the respective obligations of Purchaser or any other member of the Globant Group hereunder and (iii) the Globant Group shall have the sole and exclusive right to operate the business of the Globant Goup (including the Business of the Company) from and following the Closing in accordance with their legitimate business interests.

(d)    In the event that the Purchaser, Globant Lux or their Affiliates cause the Company to reject a business opportunity for reasons exclusively attributable to a commercial conflict of interest between such business opportunity and Globant Group business interest, the Purchaser and the Seller shall negotiate in good faith the impact of such loss of business for the Seller in the achievement of the Earn Out Targets. For the avoidance of doubt, the request of the rejection of a business opportunity by the Purchaser, Globant Lux or their Affiliates to the Seller, for any other reason whatsoever, including without limitation, Law and regulatory requirements, internal Globant Group policies or Globant Group reputational issues, shall not be considered to have any impact nor deducted from the Earn Out Targets.

(e)    The Purchaser and the Seller shall, in good faith, negotiate the terms of any opportunity to expand the Business of the Company to new lines of business or geographical areas and the treatment of the cost of such opportunities with respect to the Earn Out Targets.

1.8.    Corporate Reorganization during the Earn Out Periods. Nothing in this Agreement or any ancillary document shall prevent the Purchaser or its Affiliates from executing any corporate reorganization of any nature in order to integrate the Company into the Purchaser’s corporate structure. If, after Closing, the Purchaser decides to execute any corporate reorganization as a result of which the Company ceases to exist as currently known, either by way of merger, consolidation, split-up, or otherwise, the Purchaser and the Seller agree that the Earn Out Targets Period 1 and/or the Earn Out Targets Period 2, as applicable, necessary to determine the payments contemplated under Section 1.3.(b) shall be calculated separately as if such corporate reorganization had not occurred and the Company continued to be a separate corporate group as currently known. In such case, any and all references to the “Company” in sections of this Agreement relating to the calculation of the payments contemplated in Section 1.3.(b) hereof shall be deemed a reference to the relevant business unit that continues the Company’s business within Purchaser’s organization.

ARTICLE 2
ADDITIONAL PAYMENTS

2.1.    Transaction Bonuses

(a)    The Parties acknowledge and agree that cash payments in the aggregate amount of up to €10,000,000 (TEN MILLION EUROS) will be paid by the Company to the Covered Employees (it being understood that such amount is the total gross amount to be spent as bonus payments for the Covered Employees and includes any applicable withholding, Taxes, social security and other contributions), as follows:

(i)    An aggregate amount of up to THREE MILLION NINE HUNDRED NINETY FIVE THOUSAND EURO (€3,995,000), as indicated and under the terms and conditions set forth in the payment schedule Schedule 2.1.(a), is paid to the Covered Employees after the date hereof in connection with their past tenure and continuing efforts towards the Company (the “Loyalty Bonus”).

(ii)    An aggregate amount of up to SIX MILLION FIVE THOUSAND EURO (€6,005,000), as indicated and under the terms and conditions set forth in the payment schedule Schedule 2.1.(a), shall be payable to the Covered Employees after the date hereof (the “Transaction Growth and Performance Bonus”, and together with the Loyalty Bonus, the “Transaction Bonuses”).

(b)     The Seller shall cooperate with the Purchaser in connection with the distribution of the Transaction Bonuses to the Covered Employees of the Company and all related employee communications. The Purchaser shall provide or cause the Company to provide to the Seller (or its designees on a confidential basis) information and records used for the calculation of the Transaction Bonuses.

ARTICLE 3
CLOSING

3.1.    Closing. The sale and purchase of the Company Interests as well as any other transactions contemplated by this Agreement (the “Closing”) take place on the date hereof in the city of Barcelona (Spain) before the Spanish Public Notary Mr. Ramón García Torrent (“Notary”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing are deemed to have been taken and executed simultaneously and in a single act (en unidad de acto) and no proceedings are deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The obligations of each of the Parties under this ARTICLE 3 are interdependent and the Closing is not deemed to have occurred unless all of these obligations are complied with and are fully effective or waived by the applicable Party.

3.2.    Closing Actions. At the Closing, notwithstanding other actions at Closing that may be contemplated in other provisions of this Agreement, the following actions are taken

(I)    Closing actions in connection with the Company:

(a)    The Seller, the Purchaser, the Guarantor and the Ultimate Owners, have provided to each other and to the Notary the relevant documents granting and evidencing sufficient signing authority and capacity under Spanish Law to carry out all the actions at Closing.

(b)    The Purchaser has provided to the Seller a copy of its relevant corporate resolutions approving the transactions contemplated hereby and the execution of this Agreement and related documents, in particular but not limited to, for the purpose of Article 160.f) of the Spanish Capital Corporations Act (Ley de Sociedades de Capital).

(c)    The Seller has provided to the Purchaser a copy of its relevant corporate resolutions approving the transactions contemplated hereby and the execution of this Agreement and related documents, in particular but not limited to, for the purposes of Article 160.f) of the Spanish Capital Corporations Act (Ley de Sociedades de Capital).

(d)    The Purchaser has received a certificate from the joint directors of the Company certifying that the Company Interests are freely transferable and have no encumbrances or charges or any other Liens and all the requirements set by applicable Law and by the Company’s bylaws have been complied with for the sale and transfer of the Company Interests.

(e)    The Seller has exhibited to the Purchaser the legal titles (títulos de propiedad) to the Company Interests as prove of its ownership of the Company Interests.

(f)    The Parties have instructed the Notary to record the transfer of the Seller’s legal titles representing 100% of the shares in the Company Interests in favor of the Purchaser.

(g)    The Seller, the Purchaser, the Guarantor and the Ultimate Owners have executed in the presence of the Notary (i) this Agreement and any other Transaction Document; (ii) the Spanish public transfer deed whereby (x) this Agreement is notarized (elevado a público),

(y) the Company Interests are transferred to the Purchaser; and (z) acknowledgment of receipt of the Closing Cash Payment is granted.
(h)    The Purchaser, as the new sole shareholder of the Company, has taken the relevant corporate decisions in order to acknowledge the resignation of the relevant directors of the Company and to appoint new director(s) in substitution thereof. The current joint directors of the Company have signed the aforesaid corporate resolutions for the purposes of Article 111 of the Spanish Commercial Registry Regulations (Reglamento del Registro Mercantil).
(i)    The Purchaser shall formalize the corporate resolutions referred to in letter (h) above by executing the corresponding public deeds before the Notary and shall instruct the Notary to file them with the relevant Commercial Registry in electronic form.
(j)    The newly appointed directors of the Company shall take the relevant corporate decisions in order to (i) revoke any powers of attorney granted prior to Closing to act on behalf of the Company; and (ii) grant new general or special powers of attorney the Purchaser may consider appropriate.
(k)    The Purchaser shall issue a certificate of the newly appointed directors of the Company declaring the Purchaser becoming the sole shareholder of the Company as a result of the provisions set forth under this Agreement (certificado de declaración de unipersonalidad).
(l)    The Seller shall deliver to the Purchaser the Company’s nominative shares book (libro registro de socios) where the Company’s management body shall register the transfer of the Company Interests in favor of the Purchaser.
(m)    The Seller shall deliver copy of the relevant corporate minutes regarding each and all dividend distribution corresponding to year 2020 carried out as of Closing Date.
(II)    Closing actions in connection with the transaction as a whole:

(a)    The Purchaser has made payment of the Closing Cash Payment to the Seller, in the manner contemplated in Section 1.3.(a) above and adjusted as set forth in Section 1.5.(c)(i). Upon receipt of the Closing Cash Payment, the Seller has delivered to the Purchaser the most formal receipt of payment (carta de pago) in relation to the Closing Cash Payment.

(b)    The Seller has executed and delivered to the Purchaser any and all documents in form and substance satisfactory to the Purchaser, such that as on the Closing Date, the Seller has sold, transferred and assigned the Purchased Interests to the Purchaser, and the Purchaser owns one hundred percent (100%), and not less than one hundred percent (100%), of the Company Interests free and clear of any Liens.

(c)    The Seller and any other Person directly or indirectly appointed by the Seller have withdrawn as directors and officers of the Company. Each outgoing director (or analogous corporate positions) of the Company (the “Outgoing Officers and Directors”) has delivered a resignation, release and a waiver of claims for fees, labor and any other dues whatsoever, and their resignation from any appointment as attorney-in-fact issued by the Company satisfactory to the Purchaser.

(d)    As applicable, and simultaneously with the Closing actions in connection with Company described in Section 3.2.(I), the Seller has caused the Company to hold meetings of its shareholder and/or board of directors (or similar corporate bodies), as applicable (or act by unanimous written consent, if permitted), wherein resolutions to take the following actions have been duly adopted:

(i)    The appointment of such persons as the Purchaser may nominate as directors and officers of the Company;

(ii)    Accept and record the resignations of the Outgoing Officers and Directors; and

(iii)    Take, as promptly as practicable, all such other actions as may be required to be undertaken by the Company under their Organizational Documents or by any applicable Law for the time being in force, to give effect to the transaction contemplated hereby, including by way of making appropriate entries in the statutory registers or stock ledger of the Company and making any filings with any Companies Registry.

(e)    The Seller has made available, or caused to be available, at the Company’s corresponding offices to the Purchaser:

(i)    all original and signed documents and contracts, all information and details of the Company’s bank accounts, checkbooks, digital certificates and passwords;

(ii)    the documents referred to in the first sentence of Section 5.2, and all other files, papers, books (including stock books, minutes books, shareholders’ registries and stock ledgers), statutory documents and records related to the Company as may be in their possession; and

(iii)    all documents relating to the Intellectual Property rights and confidential information of the Company, without retaining any copies thereof; and has also delivered any other property belonging to the Company which may be in the possession of the Seller or any nominee or Affiliate of the Seller.

(f)    The Seller and Globant Lux have executed and delivered the Subscription Agreement, in the form set forth in Exhibit 1.3(a), and Globant Lux has issued in favor of the Seller, free and clear of any Liens (except as expressly contemplated in the Subscription Agreement), the relevant number of G-Shares corresponding to each such Seller.

(g)    The Seller has executed and delivered, or caused to be executed and delivered by the Company, such other agreements (including the divestment to a third party of the Company’s vehicles at book value), consents, documents, instruments and writings as are reasonably required to be delivered by the Seller or the Company pursuant to this Agreement, or otherwise reasonably required to consummate the transactions contemplated hereby.

(h)    The Seller has delivered to the Purchaser a copy of the termination of the service agreement dated January 1, 2013 between the Company and the Seller.

(i)    The Seller has delivered to the Purchaser a copy of the termination of the service agreement dated December 11, 2017 between the Seller and Mr. Paul Marinus Gerardus Antonius Schulz.

(j)    The Seller has delivered to the Purchaser a copy of the termination of the service agreement dated December 11, 2017 between the Company and Mrs. Maria Teresa Barrera Xaubet.

(k)    Each of the Ultimate Owners and the Company have executed the Ultimate Owners’ employment letter agreements (the “Ultimate Owners Employment Agreements”), including among other terms and conditions, non-disclosure, invention assignment obligations as well as restrictions on competition and solicitation of employees and customers.

(l)    The Seller has delivered a copy of a list of the clients currently under Contract (measured by revenues expected or forecast but not guaranteed to be generated) for the 12-month period from Closing Date.

ARTICLE 4
[Intentionally Left Blank]

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller and the Ultimate Owners represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Schedule 5 to this Agreement (the “Disclosure Schedule”), which such exceptions, qualifications and statements shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date as of the Closing Date, except as otherwise indicated or otherwise agreed by the Parties in this Agreement. The Disclosure Schedule has been arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 5, and the disclosures in any section or subsection of the Disclosure Schedule qualify other sections and subsections in this ARTICLE 5 to the extent it is readily apparent from a reading of the face of the disclosure (without independent reference to the text of any documents or agreements referred to therein) that such disclosure is applicable to such other sections and subsections.

5.1    Organization, Good Standing and Authority of the Company. Capitalization.

(a) The Company is a Spanish limited liability company (Sociedad Limitada) duly organized and validly existing, and is in good standing under the Laws of the jurisdiction of its organization, has full power and authority to own, operate or lease the properties and assets owned, operated and leased by the Company and to carry on its businesses, as it has and is currently conducted, and is licensed, authorized or qualified to do business, and is in good standing, in all other jurisdictions in which the operation of its business requires that the Company be qualified or authorized to do business. All company actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized on or prior to Closing.

(b) The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

(c) Section 5.1.(c) of the Disclosure Schedule contains detailed information of the Company, including the jurisdiction in which it is incorporated, and its authorized share capital or equity interests, as of the date hereof together with their relevant ownership titles.

5.2.    Organizational Documents. The By-laws of the Company currently in force are as registered with the relevant Spanish Commercial Registry and no corporate resolution have been adopted to amend the Company’s By-laws other than or in addition to those currently registered with the relevant Commercial Registry. Except as provided in Section 5.1.(c) of the Disclosure Schedule, all resolutions, appointments, resignations, By-laws’ amendments, powers of attorney and any other resolutions by the corporate bodies of the Company that are registrable with the relevant Commercial Registries are duly registered with such Commercial Registry as of the date hereof. The list of directors of the Company as included in Section 5.2 of the Disclosure Schedule is a complete and updated list of such positions of the Company as of the date hereof.

5.3.    Authority. This Agreement has been duly executed and validly delivered by the Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms. The Seller has full legal right and power and all authority required to enter into this Agreement and to consummate the transactions contemplated hereby, and is not subject to any legal, judicial or contractual restraint concerning the disposition of its properties in general or of the Purchased Interests specifically. The Seller is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which such Seller is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any Transaction Document to which such Seller is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and properly authorized by all requisite action on the part of the Seller.

5.4.    No Claims. Neither the Company nor the Seller have received any notice or threat in writing of, and there are no pending, Actions, which could reasonably be expected to:

(a) enjoin, restrict or prohibit the transfer of the Purchased Interests as contemplated by this Agreement; or

(b) prevent them from fulfilling their respective obligations under this Agreement.

5.5.    No Conflict. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated herein by the Seller will: (i) violate or conflict with or result in the breach of any Law or any order, judgment, injunction, stipulation or award entered by or with any Governmental Body or of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) pursuant to any of the terms conditions or provisions of, any note, indenture, mortgage, lease or other agreement, Contract or instrument to which such Seller or the Company are a party or are bound or affected or result on the creation of any Lien upon the Purchased Interests, the properties, assets, operations or business of the Company or the Seller; (ii) violate the by Laws or the Organizational Documents of that Seller, the Company or any Law applicable to that Seller or the Company, or (iii) violate or conflict with any shareholders’ agreement, covenant or Contract which the Seller is a party to or is bound by.

5.6.    Capitalization.

(a)    The Purchased Interests have been duly authorized and issued and are legally and beneficially owned directly by the Seller and are fully paid. All of such Purchased Interests were issued in compliance with applicable Laws. Such Purchased Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which a Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any other Person or entity.

(b)     The Seller has good and marketable title to the Purchased Interests owned by such Seller, free and clear of any Liens and has the full right, power and authority to sell, assign, transfer and deliver such Purchased Interests. The Ultimate Beneficial Owner does not directly own any Equity Interests in the Company but is the direct holder of 99.97% of the Equity Interest in the Seller.

5.7.    Options and Commitments.

(a) There are no put options, call options, commitments (including but not limited to revocable or irrevocable capital contributions), exchange rights, preferential rights, shareholders agreements, plans or other covenants of any nature that are outstanding, that provide for the purchase, issue or sale of any of the Purchased Interests or agreements that grant to any Person conversion or exchange rights in connection with the Equity Interests of the Company, or pursuant to which any Person may be entitled to receive or subscribe in any capacity, shares issued or to be issued by the Company, nor are there any special rights to receive dividends or other distributions in respect of such securities of the Company (collectively, “Commitments”).

(b) There are no outstanding or authorized, or any promise to issue or grant, stock appreciation rights, stock option agreements, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts or other agreements or understandings to which the Company or the Seller is a party with respect to the voting of the capital shares or other equity interest of the Company.

(c) There no outstanding, or any promise to issue or grant, warrants or other instruments convertible into, exchangeable for or otherwise representing a right to purchase or acquire ordinary or preferred shares of capital stock or any other equity interests or securities of the Company.

(d) Except for this Agreement, there are no agreements or other commitments that are legally binding and enforceable, or other rights or arrangements in existence with respect to the issue, redemption, conversion, exchange, vote or transfer of any of the Equity Interests of the Company, except for those arising from the imperative legal precepts of each applicable Law.

5.8.    Powers of Attorney. Except for those included in Section 5.8 of the Disclosure Schedule, the Company has not granted any power of attorney (either general or special) or similar authority which remains in force as of the Closing Date.

5.9.    Litigation. Except as set forth in Section 5.9 of the Disclosure Schedule, there is no claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity (an “Action”) initiated or, to the Seller’s Knowledge, threatened (a) against the Company or the Seller or, any officer, director or employee arising out of their relationship with the Company, (b) that questions the validity of the Transaction Documents or the right of the Company or the Seller to enter into them, or to consummate or delay the transactions contemplated thereunder, or (c) that could, either individually or in the aggregate, be reasonably expected to be material to the Company. Neither the Seller, nor the Company or any of its officers or directors is a party or is named as subject to the provisions of any writ, judgment, decree, award, ruling, injunction or similar order of or consent agreement with any Governmental Body, in each case whether preliminary or final, written or oral (an “Order”) (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Seller against the Company pending or which the Seller intends to initiate against the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Seller, as applicable) involving the prior employment of any of the Company’s officers, employees, its services provided in connection with the business, any information or techniques allegedly proprietary to any of their former officers or employers or their obligations under any agreements with prior employers.

5.10. Taxes.
Except as described in Section 5.10 of the Disclosure Schedule, and in particular, except as affected by, or derived from, the Tax Audit:
    (a) The Company has filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Bodies (central, state, local or foreign) all Tax Returns required to be filed on or before the date hereof (or if not provided within the requisite period or within a permitted extension of such period, any penalties and interests resulting from such late filing or submission, if any, have been fully paid, settled or waived in writing by the applicable Taxing Authority prior to the Closing Date) and the information required to be provided to any applicable Taxing Authority when provided under each such Tax Return was in all material respects, correct and complete when filed, and were prepared in compliance with all applicable Laws.

    (b) All Taxes with respect to any taxable period ending on or prior to the Closing Date (including such Taxes for any straddle period which are allocable for such period ending prior to the Closing Date) and all Taxes due and payable (whether or not shown as due) on Tax Returns required to be filed on or before the Closing Date with respect to the Company have been paid in full or adequate reserves or the accrual therefor have been provided and reflected on the Financial Statements.

    (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any applicable income or other Tax returns required to be filed by or with respect to the Company.

    (d) None of the Tax Returns of or with respect to the Company is currently being audited or examined by any federal, state, local or foreign taxing Governmental Body. No such audits or examinations are being conducted or, to the Seller's Knowledge, are threatened in writing with respect to the Company. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, and there is no extension of time in force with respect to the due date for the filing of any Tax return or with respect to the Company.

    (e) No assessment, deficiency or adjustment for any Taxes has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to the Company. The Company has paid all Taxes due under applicable Law. No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. There are no Liens on any of the Equity Interests or on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax or file any Tax Return.

    (f) There is no dispute or claim concerning any Tax-related Liability of the Company notified by any means whatsoever, by any federal, state, local or foreign taxing Governmental Body. The Company has not received any ruling from any Governmental Body with respect to Taxes that has not been complied with.

    (g) The Financial Statements accurately reflect unpaid Taxes for the periods covered thereby.

    (h) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements. The Company has not been notified by any means whatsoever, by any federal, state, local or foreign Governmental Body that it is required to pay any amount for Taxes of any Person as a transferee or successor, by Contract or otherwise.

    (i) All Taxes that the Company is or was required to withhold or collect in connection with amounts paid or owing to any shareholder, former shareholder, employee, independent contractor, creditor, customer, member or other party have been duly withheld or collected, and to the extent required, have been paid to the proper central, state, local or foreign taxing Governmental Body or other Person. The Company has complied with all information reporting and backup withholding provisions of applicable Law.

    (j) No payments are due or will become due by the Company pursuant to any Tax indemnification agreement as a consequence of the failure by any other Person to discharge such Taxes or amounts when due and payable.

    (k) There is no fact which has occurred prior to the Closing that will lead any Governmental Body to request from the Company and their shareholders, members of the board of directors or similar corporate body to make any payment because of breach of any Laws in respect of Tax.

    (l) All agreements and transactions to which the Company is or has been a party have been made at arm's length basis. The Company is in compliance with all applicable transfer pricing Laws.

    (m) The Company has not at any time entered into or been party to any transactions, schemes or arrangements that either: (a) were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential Liability to Tax; (b) could be reclassified for the purposes of Tax under any legislation, enactment or other Law or otherwise by any Governmental Body or statutory body or authority; or (c) which could result in any claim or proceeding against the Company or used as evidence against it in any proceedings pertaining to Tax avoidance, either against the Company, or any of the shareholders.

    (n) The Financial Statements accurately reflect unpaid and accrued Taxes of the Company for the periods covered thereby, in each case in accordance with applicable accounting principles. No deficiency for any Taxes has been assessed with respect to the Company that has not been abated, paid in full or adequately provided for on or disclosed in the Financial Statements. The execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not conflict or result in any deficiency for any Taxes or result in a change in the accounting method or principles or in its auditing practices.

    (o) The unpaid Taxes of the Company do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto). Since the date of the most recent audited annual balance sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the ordinary course of business consistent with past custom and practice.

    (p) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the applicable Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the applicable Closing Date; (c) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the applicable Closing Date; (d) intercompany transaction; (e) installment sale or open transaction disposition made on or prior to the Closing Date; or (f) prepaid amount received on or prior to the applicable Closing Date.

    (u) Neither the Company has participated in any way in any transaction designated by, or required to be disclosed to, a Governmental Body as a “tax shelter” or similar or analogous designation, or any transaction with respect to which Taxes assessed on audit may be increased as a result of the terms or circumstances of the transaction under the Tax Laws of any jurisdiction.

5.11.    Consents and Approvals. The execution, delivery and performance by the Company and the Seller of this Agreement and the Ancillary Agreements to which any of the foregoing are a party, and the consummation of the transactions contemplated hereby and thereby by the Company or the Seller does not and will not (a require the Seller or the Company to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person, entity or Governmental Body, except for those permits, consents, antitrust clearance, approvals and authorizations necessary to consummate the transactions contemplated in this Agreement, especially regarding those detailed in ARTICLE 3 (including, but not limited to, the shareholders’ resolutions approving the transaction in the framework of this Agreement, especially for the purpose of Article 160.f) of the Spanish Capital Corporations Act) or (b) except as set forth in Section 5.11 of the Disclosure Schedules (the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or the Seller is a party or by which the Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Body affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Lien on any properties or assets of the Company. The Company has satisfied and obtained all necessary rights and permits of any kind to conduct its business as presently being conducted, and to own, lease, use and operate its assets in the jurisdictions where they are currently located, and in the manner in which they are currently being used and operated.

5.12.    Financial Statements. (a) Section 5.12 of the Disclosure Schedule contains a true, correct and complete copy of (i) the audited financial statements of the Company, for the fiscal years ended on December 31, 2017, December 31, 2018 and December 31, 2019 (the “Audited Financial Statements”) and (ii) the unaudited financial statements of the Company for the period January 1 to November 30, 2020 (the “Interim Financial Statements”) (jointly (i) and (ii), the “Financial Statements”). The Financial Statements (i) comply with all applicable accounting requirements, and (ii) were prepared in accordance with Spanish GAAP applied on a consistent basis throughout the periods covered thereby.

(b) The (i) Audited Financial Statements present in all respects and the (ii) Interim Financial Statements present in all material respects: the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company, as of the indicated dates and for the indicated periods, subject in the case of the interim consolidated financial statements referred to above to year-end accruals made in the ordinary course of business, and (ii) have been duly approved, accepted, ratified, filed or endorsed in accordance with all applicable Laws, applicable accounting principles and the Organizational Documents of the Company. The Financial Statements as well as the actual financial results reflected in the financial data are complete and correct and fairly stated in accordance with the books and records of the Company and present the results of operations and the cash flows of the Company as at the dates and for the periods therein specified, in conformity with Spanish GAAP, in all cases applied on a consistent basis. The accruals and/or provisions recorded as accounted for in the Financial Statements, including accruals for vacation expenses, severance payments, bonus and prepayment accruals, warranties and Taxes for the Company is accounted for on such applicable Financial Statement and are adequate and properly reflect the expenses associated therewith in accordance with the applicable accounting principles. The Interim Financial Statements delivered prior to Closing are complete and correct as of the date indicated therein and will fairly reflect the information stated therein in accordance with the books and records of the Company.

(c) There are no significant deficiencies in the internal controls of the Company which could adversely affect the ability of any Company to record, process, summarize and report financial data. The management of the Company has not identified for the Company’s outside auditors any material weaknesses in internal controls nor is it aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. The Company maintain accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.

(e) Section 5.12(e) of the Disclosure Schedule lists (i) all securitization transactions and “off-balance sheet arrangements” (as such term is understood pursuant to applicable accounting principles) effected by the Company, and (ii) all non-audit services performed by the Company’s auditors for the Company.

(f) The Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any shareholder, director or executive officer of the Company, which as of the date hereof or the Closing Date has not been cancelled.

(g) The books of account and other financial records of the Company: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with the applicable accounting principles; (ii) are in all material respects complete and correct; and (iii) do not contain or reflect any material inaccuracies or discrepancies.

(h) Neither the Company nor, to the Seller's Knowledge, any officer, director, agent or other representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the

Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Neither the Company nor any of the Company’s accountants has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

5.13.    Ordinary Course. Since the date of the Interim Financial Statements through the Closing Date, the Company has conducted its business in the ordinary and usual course of business and consistent with past practice and has not (i) suffered any damage or other casualty loss (whether or not covered by insurance); (ii) issued, sold, transferred, leased any properties or assets, merged with, entered into a consolidation, acquired an interest or a substantial portion of assets or business of any Person or otherwise acquired any material asset, or made any capital expenditure or commitment for any capital expenditure other than (1) in the ordinary course of business and consistent with past practice, or (2) for an individual value of the relevant property, asset or capital expenditure not in excess of €50,000; (iii) issued or sold any units, membership interests, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in the Company; (iv) borrowed any amount or incurred or become subject to any liabilities or entered into any guarantee, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any encumbrance of any nature or discharged or otherwise obtained the release of any encumbrance or paid or otherwise discharged any Liability of any nature; (v) made any loan or advances to, guarantees for the benefit of, or investments in, any Persons; (vi) directly or indirectly engaged in any transaction, agreement or entered into any arrangement with any officer, director, member or other affiliate or relative of such Person; (vii) amended its Organizational Documents; (viii) made any change in the accounting method or principles or in its auditing practices; (ix) failed to pay any creditor any amount owed to such creditor when due; (x) entered into any agreement, arrangement or transaction with any of its directors, officers, managers, members, employees or shareholders (or with any relative, beneficiary or spouse of such Person); (xi) granted, increased or promised to increase or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company (except for that deriving from compliance with the applicable collective labor agreements or applicable legislation, and without prejudice of the periodic increases in the salaries that are part of the ordinary course of business and practices of the Company pursuant to the applicable compensation and benefits plans of the Company after the corresponding performance evaluation); (xii) amended, terminated, canceled or compromised any claims or waived any other rights of value; (xiii) allowed any permit that was issued or relates to the Company or otherwise relates to any asset of the Company to lapse or terminate or failed to renew any such permit or any insurance policy to the extent that the lapse for renewal or termination of any such permit could be detrimental to the Company; (xiv) amended, modified or consented to the termination of any Contract with clients or any of the Company's rights thereunder; or (xvi) entered into an agreement whether in writing or otherwise or granted similar rights or commitments to do any of the foregoing.

5.14.    Liabilities. The Company does not have any material debt, Liability, obligations or loss contingencies of any kind, except those (I) reflected in the Financial Statements, (II) liabilities incurred since the date of the Financial Statements in the ordinary course of the business consistent with past practices which are not and could not be reasonably expected to be material in amount, (III) incurred as a result of the transactions agreed to under this Agreement, or (IV) as expressly disclosed in the other representations and warranties of the Seller under this Agreement.

5.15.    Material Contracts. (a) Section 5.15(a) of the Disclosure Schedule sets forth a list of each of the agreements, understandings, instruments, Contracts or proposed transactions to which the Company is a party or by which it is bound that involve (A) any major customer identified in Schedule 5.15(a)(A) (“Major Customer Agreements”), (B) any restrictions or limitations on the Company’s right to do business or compete in any area or any field with any Person or to develop, distribute, operate, or otherwise engage in the Company’s products and services or the business of the Company, (C) the grant to any Person other than the Company of any (i) exclusive license, supply, distribution or similar rights, or (ii) with respect to customers, “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or exclusive rights to purchase any of the Company’s products or services in any given country in which the Company operates, or (D) any real property leases (each agreement, understanding, instrument, Contract or proposed transaction that qualifies to have been listed in Section 5.15 of the Disclosure Schedule, a “Material Contract”).

(b) Each Material Contract is valid and binding on the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and is in full force and effect. The Company has not waived or assigned or purposed or agreed to assign to any other Person, any of its material rights under any Material Contract. The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contracts, agreement or instrument to which the Company is a party or by which the Company is bound and, to the Seller's Knowledge, there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties. There are no Material Contracts imposing obligations on the Company which compliance could reasonably be expected to be beyond the operational possibilities of the Company, in the ordinary course of business, and, to the Seller's Knowledge, there (i) are no current or past events that could potentially delay, hinder or impede compliance by the Company of such Material Contracts’ obligations, nor (ii) are there any material breaches by the Company in any project assigned to it that could result in a material breach, early termination of or claim under such Material Contracts. No event has occurred which with the passage of time or the giving of notice or both would result in a default, material breach or event of default by the Company or event of acceleration, termination or claim under any such Contracts, agreement or instrument to which the Company is subject. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any (i) Major Customer Agreement, or (ii) Material Contract. There are no claims of default or breach under any Contract, agreements or instrument to which the Company is a party or by which is bound, and to the Seller’s Knowledge there is no other event or circumstance that will or would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any such claim by third parties.

5.16.    Assets.

(a) The Company has clear, good, valid and marketable title to, or a valid leasehold interest in its assets, whether owned, leased or used, free and clear of all Liens. The Company owns or has a valid leasehold interest in all assets necessary for the conduct of its business as presently conducted.

(b) Where any tangible assets are used but not owned by the Company, to the Seller's Knowledge there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or license in respect of the use of such assets. All leases pursuant to which the Company leased (whether as lessee or lessor) any real or any other tangible property used in their business are valid and effective.

(c) The Company owns or has the right to use, as applicable, each asset necessary for the operation of their businesses as now carried on. All assets owned or used by the Company, as applicable, are in their possession and under their control.

5.17.    Banking & Finance.

(a) Section 5.17(a) of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(i)    the name and location of the institution (including bank code) at which such account is maintained;
(ii)    the name in which such account is maintained, and the account number;
(iii)    a description of such account and the purpose for which such account is used; and
(iv)    the names of all individuals authorized to draw on or make withdrawals from such accounts.

    (b) As of the Closing Date there is no amount outstanding under any borrowings for borrowed money or evidenced by notes, bonds or similar instrument, financial lease, or factoring arrangements for the Company. The Company has not lent any money that as of the Closing Date has not been repaid or that has not been adjusted under the Minimum Required Cash Adjustment set forth in Section 1.5(c).

(c) Except as set forth in Section 5.17(c) of the Disclosure Schedule, no encumbrance nor any guarantee, suretyship, indemnity or similar commitment has been given by or entered into by the Company in respect of its obligations or the obligations of a third party, including any shareholders, directors, officers, employees or agents of the Company.

(d) The consummation of the transactions contemplated by this Agreement will not result in any present or future financial indebtedness of the Company for borrowed money or evidenced by notes, bonds or similar instruments becoming due, or capable of being declared due and payable, prior to its stated maturity or any loan facilities of the Company being withdrawn under any agreement or arrangement.

(e) The Company has not created any charge or other security interest in favor of any Person as security for any loan, borrowing or other financial assistance incurred by the Company which has not been discharged as of the Closing Date.

5.18.    Clients. (a) Section 5.18(a) of the Disclosure Schedule sets forth the Company’s clients measured by revenues generated from each such client as of Closing Date. To the Seller's Knowledge, none of such clients identified pursuant to clause above has informed to the Company that it is terminating or considering terminating the handling of its business by the Company, as a whole or in respect of any particular project or service.

(b) None of the current Contracts of such clients with the Company entitles the client to terminate it due to the consummation of the transactions contemplated in this Agreement. All contractual relationships between the Company and its clients are in full force and effect pursuant to applicable Laws on the Closing Date and such Contracts are not expiring or subject to renegotiation before ninety (90) days following Closing.

(c) The consummation of the transactions contemplated by this Agreement shall not cause the termination of any contractual relationship between the Company and any of its key vendors, providers or suppliers engaged under Material Contracts, or shall entitle them to terminate or materially amend the terms of any such contractual relationship.

5.19.    Accounts Receivable. All accounts receivable of the Company reflected in the Audited Financial Statements and on the Reference Date Accounts Receivable Certificate (other than those already paid, but including any Unbilled Accounts Receivable) (1) are, or with respect to Unbilled Accounts Receivable, will be, valid bona fide accounts receivables not subject to setoffs or counterclaims, other than in accordance with applicable accounting principles (IFRS) or as required or authorized by applicable Law, (2) are, or with respect to Unbilled Accounts Receivable, will be, current (i.e., a period of time no longer than 120 calendar days has elapsed since its due date), and (3) are, or with respect to Unbilled Accounts Receivable, will be, collectible in the ordinary course of business of the Company (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with IFRS consistently applied) (including the “Accounts Receivable”). A true, correct and complete list of the Accounts Receivable of the Company at the Cut Off reflected on the Interim Financial Statements showing the aging thereof, is included in Section 5.19 of the Disclosure Schedule. The Company has not received any notice from an account debtor stating that any account receivable is subject to any contest, claim or set off by such account debtor. No Person has any Lien on Accounts Receivable or any part thereof, and no agreement for rebate, deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

5.20.    Prepayments, Prebilled Invoices and Deposits.

Section 5.20 of the Disclosure Schedule sets forth, as of the date of the Interim Financial Statements (i) all prepayments, prebilled invoices and deposits that have been received by the Company from customers for products or services to be performed, after such date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits for the Company, to the extent that they were received prior to December 1, 2020, are properly accrued for on the applicable Interim Financial Statements.

5.21.    Intellectual Property.

(a) Patents. There are no patents in which the Company has an ownership interest or which have been exclusively licensed to the Company.

(b) Copyrights. There are no registered copyrights owned (in whole or in part) by or exclusively licensed to the Company, nor pending applications for registration of copyrights filed anywhere in the world, and all unregistered copyrights that are material to the Business, that are owned (in whole or in part) by or exclusively licensed to the Company.

(c) Trademarks. Section 5.21(c) of the Disclosure Schedule sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Bodies that have been obtained or filed with regard to such Company Marks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or exclusively licensed to the Company, (C) its current status and (D) the class(es) of goods or services to which it relates. All Company Marks registered with any Governmental Body, and for which applications to register have been filed with such Governmental Body which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. To the Seller's Knowledge, there has been no prior use of any material Company Mark by any third party that would confer upon such third-party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Seller's Knowledge, no such action is or has been threatened with respect to any of the Company Marks.

(d) Actions to Protect Intellectual Property. The Company has taken commercially reasonable steps in accordance with standard industry practices to protect its material Intellectual Property Rights and maintain the confidentiality of all of the Trade Secrets of the Company and other confidential information of the Company.

(e) Adverse Ownership Claims. The Company has not received any written notice or claim challenging the ownership by the Company of any of the material Intellectual Property Rights owned (in whole or in part) or exclusively licensed to the Company or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(f) Validity and Enforceability. Each of the registered Company Marks (the “Company Registered IP”) is valid and enforceable (provided however, no representation or warranty is made regarding the validity or enforceability of any patent application), and the Company has not received any written notice or claim challenging or questioning the validity or enforceability of the Company Registered IP or indicating an intention on the part of any Person to bring a claim that the Company Registered IP is invalid or unenforceable or has been misused.

(g) Status and Maintenance of Company Registered IP. The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the Company Registered IP. The Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(h) Inbound License Agreements. Section 5.21(h) of the Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating the title and the parties thereto. The rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the applicable Closing to the same extent as by the Company prior to the applicable Closing. No loss, breach or expiration of any Intellectual Property Rights licensed to the Company under any Inbound License Agreement is pending or, to the Seller's Knowledge, threatened.

(i) Outbound License Agreements. The Company has not entered into any Outbound License Agreement.

(j) Sufficiency of IP Assets. The Company Intellectual Property Rights constitute all of the Intellectual Property Rights necessary for the conduct of the Business as currently conducted.

(k) No Encumbrances. Except for Inbound License Agreements and any agreements referenced in the exclusions to those two defined terms, there are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership interests of any kind relating to the Intellectual Property Rights owned or used by the Company, granted or agreed to by the Company, nor is the Company bound by or a party to any other options, licenses or agreements of any kind (including any source code escrow arrangement) with respect to the Technology or Intellectual Property Rights of any other Person.

(l) No Infringement by the Company or Third Parties. None of the products, processes, services, or other technology or materials, or any other Intellectual Property Rights, developed, used, leased, licensed, sold, imported, or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company, nor to the Seller’s Knowledge any other activities or operations of the Company, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property Rights of any third party. The Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property Right owned or used by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or, in the case of any Intellectual Property Rights licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. To the Seller's Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or exclusively licensed to the Company.

(m) Inventions by Personnel. In the course of the Business as currently conducted it is not necessary to use any inventions of any of its employees or contractors (or Persons it currently intends to hire) made prior to their employment by the Company. Each former and current employee, contractor, advisor and consultant of the Company that has been or currently is involved in the development of Intellectual Property Rights for the Company has validly assigned to the Company all Technology and Intellectual Property Rights that he or she owned prior to such assignment that they developed in the course of their employment (in the case of employees) and/or in the course of their engagement (in the case of contractors, advisors and consultants) and that are incorporated or embodied in any Intellectual Property Right owned by the Company or are otherwise related to the Business.

(n) Open Source. To the Seller's Knowledge, the Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any general public license or similar license arrangement or other distribution model described by the Open Source Initiative at “http://www.opensource.org”, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property Right owned by the Company (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property Right owned by the Company, (iii) the creation of any material obligation for the Company with respect to Intellectual Property Rights owned by the Company, or the grant to any third party of any rights or immunities under Intellectual Property Rights owned by the Company or (iv) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property Rights.

(o) Employee Agreements. Each current and past employee, consultant, advisor, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information, substantially in the form attached hereto as Section 5.21(o) of the Disclosure Schedule (the “Confidentiality and IP Agreements”). No current or former employee, consultant, advisor, contractor or officer has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. To the Seller's Knowledge, none of the Company’s employees, consultants, advisors, contractors or officers is in violation of such Confidential Information and IP Agreements.

(p) Government Funding. No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or government research center were used in the development of any Intellectual Property Right that is owned by the Company.

5.22.    Insurance.

(a) The Company has any and all insurance required by applicable Law or by any contractual obligation assumed by the Company and, to the Seller's Knowledge, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in a line of business and operations similar to the Business, including as of the date hereof the policies stated in Section 5.22. of the Disclosure Schedule, and each such policy included therein is in full force and effect (including renewals thereof) as of the Closing Date. The

Company has been assisted by reputable professional brokers in the process of contracting in accordance to market standards their insurance policies.

    (b) There are no notifications served in compliance with applicable Law with regards to any Liability under such insurances being avoided by the insurers, and transactions contemplated hereby do not have the effect of terminating, or entitling any insurer to terminate, or cover under any such insurance. Such insurance policies shall remain in full force and effect from and after the Closing Date. Neither the Company nor the Seller have received, any written notice of cancellation, of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due under such insurance policies have been paid in accordance with the terms thereof.

(c) No claim is outstanding by the Company under any policy of insurance held by it and there are no circumstances likely to give rise to such a claim.

5.23.    Employees.

    (a) The Company is in compliance with all applicable Laws, rules and regulations relating to labor practices, employment, Labor Agreements and Labor Permits and Regulations.

(b) The Company complies with all contractually and statutory based payment obligations regarding the employees. All salaries and other payments that have become due to the employees and workers have been duly paid, and there are no payments outstanding to any of its employees and workers. Vacations, bonuses, mandatory bonuses and any other labor and social security obligations and Taxes accrued until Closing in connection with employees of the Company have been paid or the accrual therefore is reflected pursuant to Section 5.12.

(c) Section 5.23(c) of the Disclosure Schedule sets forth any and all collective labor Contracts or instruments applicable to the employees of the Company and the list of employees subject as of Closing Date to such agreements, as well as any other relationship with unions. The Company has no labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or grievances). Neither the Company and, nor, to the Seller's Knowledge, any of its employees are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.

(d) There is no pending outstanding or, to the Seller's Knowledge, threatened claim from any of the Company’s employees against the Company and the Seller or the Ultimate Owners are not aware of any circumstances which may give rise to such a claim.

(e) Section 5.23(e) of the Disclosure Schedule sets forth, as of Closing Date, the number of each employee’s record number, hire date of employment, recognized seniority, date of incorporation of benefits, job title, monthly basic compensation and any other type of compensation, place of work, type of employment, eligibility to obtain bonus, annual days of paid time off, and other benefits for each regular, full time or part time employee of the Company. There are no written employment Contracts related to any employees of the Company and no consulting Contracts to which the Company is a party, except as set forth in Section 5.23(e) of the Disclosure Schedule. Section 5.23(e) of the Disclosure Schedule lists each employee benefit plan sponsored, maintained, contributed to by the Company or to which the Company has any Liability, contingent or otherwise, for the benefit of any employee or former employee of the Company. The Company has not granted or promised an increase in any employee’s compensation, bonuses, incentives or any benefit that would become effective after the Closing.

(f) Section 5.23(f) of the Disclosure Schedule sets forth a list of the Company’s employee’s and workers entitled to receive performance bonus to be paid as of the Closing Date for the period January 1, 2020 to December 31, 2020 (the “2020 Performance Bonuses”), including, their position and bonus range for each position and reflecting any and all Company´s bonus policies, performance bonus, profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans of the Company for each such Company’s employee’s and/or workers. There has been no alteration or amendment to the Company’s bonus policies during the past three years. The Company has no outstanding debt or payment obligation of any nature related to employee’s performance bonus or any other obligation.

(g) Section 5.23.(g) of the Disclosure Schedule, sets forth the current profit sharing, commission, discretionary bonus arrangements, share option schemes, profit related pay schemes, or employee share ownership plans in respect of any of the directors, employees or workers of the Company.

(h) The consummation of the transaction contemplated hereby will not entitle any manager, director, officer or employee to terminate their employment and receive any payment or other benefits or result in the acceleration of the time of payment or vesting of any awards or benefits under any Labor Agreements or employee benefit plans. Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or worker or to their dependents in connection with, or related to the transaction contemplated hereby.

(i) Section 5.23(i) of the Disclosure Schedule sets forth, as of Closing Date, a list of the Company’s current independent contractors and for each the initial start date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each independent contractor and a brief description of the services provided.

(j) Section 5.23(j) of the Disclosure Schedule sets forth, as of the Closing Date, a list of the Ultimate Owners and certain other Company’s employees considered to be the “Management Team”. As of the date of this Agreement, none of the employees of the Management Team or the employees included in Section 5.23(j) of the Disclosure Schedule, have given notice to the Company or to the Seller or to any Ultimate Owner to resign from his or her employment or has terminated his or her employment with the Company.

5.24.    Compliance with Law; Permits.

(a) To the Seller's Knowledge, the Company has complied with all applicable Laws and is not in material violation of any applicable Law relating to the operation of its business, and has not received notice of any such violation. To the Seller's Knowledge, All permits, licenses, approvals, certifications, registrations, consents and similar authorizations of the Company required to conduct its business and to own, lease, use and, when applicable, operate its assets are currently in full force and effect, are not in default, and are valid under applicable Laws according to their terms, notwithstanding those permits, licenses, approvals, certifications, registrations, consents and similar authorizations which, as the case may be, may be subject to ordinary and customary proceedings of prorogation or extension.
(b) There is no legal action, governmental proceeding or investigation pending against the Company or, to the Seller's Knowledge, threatened against the Company to terminate, suspend or modify any permit and the Company is in compliance in all material respects with the terms and conditions of all permits, including all requirements for notification, filing, reporting, and maintenance of records.

(c) All legal and procedural requirements in relation to all mandatory filings with all Governmental Bodies have been duly and properly complied with in all material respects and the Company is not in violation of any material requirements or obligations pursuant to any applicable Laws.

(c) Neither the Company nor the Seller nor any of the Ultimate Owners appear on the U.S. Department of the Treasury’s Office of Foreign Assets Control’s and Specially Designated Nationals and Blocked Persons List.

5.25.    Affiliated Transactions.

a) With the exception of the Ultimate Owners, no manager, officer, director, employee, stockholder or affiliate of the Company or any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (each, a “Related Party”), is a party to any outstanding Contract with the Company or has any interest in any property used by the Company.

b) All Contracts, agreements and arrangements between the Company, on the one hand, and a Related Party, on the other hand, have always been on arms' length terms and in compliance with transfer pricing rules and regulations.

5.26.    Dividends. Except as set forth in Section 5.26 of the Disclosure Schedule, since December 16, 2020, the Company has not declared or distributed any dividends or made other distributions (whether in cash, stock, or property, or any combination thereof). There are no dividends due to any present or past shareholder of the Company.

5.27.    Seller Credit. The Seller does not hold a credit or any right to receive a credit or payment from the Company nor the Company holds a credit or any right to receive payments from the Seller (due to personal expenses or any other reason).

5.28.    Books and Records. (a) The books of accounting of the Company have been fully, properly and accurately maintained in all material respects, and contain in all material respects true, complete and accurate records of all matters required by Law to be entered therein. The registrations made in the books of accounting reflect valid, genuine and legitimate transactions.

(b) The books of accounts and other financial records of the Company: (i) reflect all items of the Financial Statements and of income and expense and all assets and liabilities required to be reflected therein in accordance with applicable Laws and regulations, (ii) are in all material respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with applicable generally accepted accounting practices as applicable. To the Seller's Knowledge, there is no untrue, false or misleading information as well as no undisclosed liabilities in the statutory books and records of the Company which may lead to unexpected liabilities of the Company.

5.29.    Office Leases. Section 5.29 of the Disclosure Schedule includes a list of the lease agreements (“Lease Agreements”) with respect to all of the real property leased or subleased to and occupied and used (or to be occupied and used) by the Company in conducting the operations of its business (the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property and the Lease Agreements are in full force and effect and there are no disputes or conflicts whatsoever pending or, to the Seller's Knowledge, threatened against the Company in relation to the Lease Agreements. As of the Closing Date, there are no amounts due that remains unpaid by the Company under the Lease Agreements for any period before Closing or with respect to the Leased Real Property and the Company is not in breach of any of its obligations under the Lease Agreements.

5.30.    No other Investments. The Company does not own or has any ownership interests of any kind, or is the beneficiary directly or indirectly of any shares or participation interests of any kind of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock or, or any other equity interest in any other Person.

5.31.    Sanctions, Anti-Bribery, Anti-Money Laundering. Neither the Seller, nor the Company, nor the Ultimate Owners nor, to the Seller's Knowledge, any of their directors, officers, or employees is currently the subject or the target of any Sanctions, nor are the Seller or the Company located, organized or resident in a country or territory that is a Sanctioned Country. The Seller and the Company have instituted, maintain and comply with international policies, procedures and controls consistent with their business and customer profile, for the purpose of ensuring that they will neither enter into, nor pursue, any transaction: (i) with, or for the benefit of, any of the individuals or entities named on Sanctions lists; or (ii) related to any activity prohibited by the United Nations, the United States of America or the European Union or any present or future member thereof. Neither the Seller, nor the Company, nor the Ultimate Owners and nor, to the Seller's Knowledge, any of their respective directors, officers, or employees have, in connection with this Agreement, made or offered to make any unlawful bribe or provide any other unlawful benefit in violation of Anti-Corruption Laws. The Seller will not, directly or indirectly, use all or part of the amounts received, or lend, contribute or otherwise make available all or part of the Purchase Price received to any affiliate, joint venture partner or other person: (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions; (ii) to fund or facilitate any activities of or business in any Sanctioned Country; or (iii) in any other manner that will result in a violation or risk of a violation of Sanctions by the Purchaser's group or the Company. Neither the Company nor any of its directors or officers, in their capacity as such or acting on behalf of the Company, has: (i) unlawfully used any funds for a contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Anti-Corruption Laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any prohibited rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The operations of the Company are conducted in compliance with all applicable Anti-Money Laundering Laws. The Company has instituted, maintains and enforces processes, tools, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws by each of their respective employees. No action, suit, investigation, inquiry or proceeding by or before any court or governmental, administrative or regulatory agency, authority or body or any arbitrator or any other Authority involving the Company with respect to the Anti-Corruption Laws or the Anti-Money Laundering Laws has been initiated, or, to the Seller's Knowledge, is pending, threatened or contemplated.

5.32.    Data Privacy. In connection with the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any employees, customers, prospective customers, and/or other third parties (collectively, “Personal Information”), to the Seller's Knowledge the Company is and since its formation has been, in compliance respects with all applicable Laws in all relevant jurisdictions and the requirements of any Contract or codes of conduct to which the Company is a party. The Company has taken all and is continuing to take commercially reasonable steps to comply with the requirements of the EU General Data Protection Regulation 2016/769 (the “GDPR”). The Company has commercially reasonable physical, technical, organizational and administrative security measures and, at its headquarters only, a written policy in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the Seller's Knowledge, the Company is and since its formation has been in compliance with all Laws relating to data loss, theft and breach of security notification obligations.

5.33.    Foreign Exchange Laws. (a) The Company has materially complied with all exchange Laws applicable to its business and operations, including those issued by the Bank of Spain (Banco De España), and in particular, without limiting the generality of the foregoing, has complied with governing rules for foreign exchange inflow and outflow, settlement of foreign currency from exports and/or funding from abroad, minimum time and/or averages applicable to repayment of financing from abroad, payment of imports, rules regarding advance of founds and pre-financing exports, and any other transaction made or needed to be made according to applicable Laws and has filed on a timely basis with the applicable Governmental Body all documents required to be filed in compliance with the aforementioned rules and its related regulations. All records of foreign investments have been timely registered in accordance with the applicable Laws, and such records are correct, accurate, truthful and up-to-date, reflecting the status of the Company’s investments.

5.34.    Effects of Due Diligence. The performance by the Purchaser, their auditors and counsel of a legal, tax, technical and accounting audit of the Company and other due diligence tasks carried out by them or by others at their request prior to or the date hereof, or the results thereof, in no way limit or exclude the liabilities of Seller and the Ultimate Owners under this Agreement. None of the rights of the Purchaser hereunder shall be limited or affected in any respect by reason of any knowledge acquired by the Purchaser, or their agents or representatives, of the business, liabilities or rights of the Company, in the conduct of due diligence reviews or otherwise.

5.35.    Environmental and Safety Laws. The Company is in compliance with all material Environmental Laws applicable to Company.

5.36     [Intentionally Left Blank]

5.37    [Intentionally Left Blank]

5.38.    Brokers and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller, the Company or any of their respective Affiliates.

5.39.    Solvency. The Company is not insolvent or unable to pay its debts nor has any insolvency proceedings of any nature, including without limitation, winding up, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, whether or not been initiated by the Company or threatened against the Company or initiated against the Company nor has the Company appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Company or any of its assets.

5.40    [Intentionally Left Blank]
5.41.    COVID-19. The Company has not experienced, nor to the Seller’s Knowledge is it reasonably expected to experience after the Closing, any material business interruptions or material Liabilities arising out of, resulting from or related to COVID-19 or any COVID-19 Measures, whether directly or indirectly.

5.42.    Full Disclosure. To the Seller's Knowledge, there are no facts pertaining to the Company, the Seller or the Ultimate Owners, which could affect adversely the Company, or its Business or which are likely in the future to affect adversely the Company or its Business and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements. To the best of the Seller's Knowledge, no representation, warranty or statement by the Seller in this Agreement, or in any Schedule, statement or certificate furnished to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading. To the best of the Seller’s Knowledge, there is no fact or circumstance relating to the affairs of the Company and/or its business which has not been disclosed to the Purchaser, which could impact the decision of the Purchaser to enter into this Agreement.

5.43.    No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 5, neither the Seller nor any other person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that the following representations are true and complete as of the Closing Date:

6.1.    Organization of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction where it is incorporated and where it operates.

6.2.    Authority. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Purchaser, the relevant board approvals and the relevant governmental required approvals or permits from relevant authorities, if any, and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3.    No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by the Purchaser will violate any provision of the certificate of incorporation or bylaws of the Purchaser.

6.4.    Consents and Approvals. Other than as specifically enumerated herein, the execution, delivery and performance of this Agreement by the Purchaser, and the Purchaser’s ownership of the Purchased Interests upon consummation of the Closing, does not require the Purchaser to obtain any permit, consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person other than those which are not material.

6.5.    Litigation. There is no Action, or to the best of the Purchaser’s knowledge, threatened against the Purchaser that questions the validity of the Transaction Documents or the right of the Purchaser to enter into them, or to consummate or delay the transactions contemplated thereunder.

6.6.    Funding. The Purchaser has sufficient funds or immediately available financing to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Transaction Documents.

6.7.    No other Representation or Warranties. No Reliance. Except for the representations and warranties contained in this ARTICLE 6, neither the Purchaser nor any other person makes any other express or implied representation or warranty on behalf of the Purchaser or any Affiliate thereof.

ARTICLE 7
INDEMNIFICATION

7.1.    Indemnification by the Seller. Subject to the limitations set forth in Section 7.5, the Seller shall, without any right of contribution from the Company, indemnify, defend and hold harmless each of the Globant Indemnified Parties, from and against, and shall promptly pay or reimburse each Globant Indemnified Party for any and all Damages incurred, sustained or suffered by any of the Globant Indemnified Parties, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the Closing Date, of the representations and warranties of the Seller contained in ARTICLE 5, or contained in any certificate delivered in connection herewith;

(b) any failure to perform, breach or default in the performance of any covenant or agreement of the Seller contained in this Agreement, or any other agreement or instrument furnished by such Seller to the Purchaser pursuant to this Agreement;

(c) any failure of the Seller to have good, valid and marketable title to the Purchased Interests, free and clear of all Liens;

(d) any Claim by any equityholder or former equityholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any Equity Interests of the Company; (ii) any rights of an equityholder (other than the right of the Seller to receive consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote or any other Commitment; (iii) any rights under the Organizational Documents of the Company;

(e) any Claim by any current or former holder of Equity Interests in the Company or any other Person relating to the allocation or disbursement of the Purchase Price or any element or portion thereof, including the actions of the Seller in connection therewith;

(g) any Claim, penalty, Tax, or other Liability arising from or in connection with the employment relationship of the Seller with the Company for any reason whatsoever;

(h) any Pre-Closing Taxes; or

(i) any Claim by any current or former director, manager, or officer having any right to indemnification by the Company, for indemnification with respect to any Action asserted against such Person arising out of any act or omission of such Person occurring at or prior to the Closing;

(j) the Reorganization or the ownership, management, operation and conduct of the business of the Mexican Subsidiaries; and, the reorganization and transactions carried out so as the Company becomes 100% owned by the Seller;

7.2.    Indemnification by Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller, from and against, and shall promptly pay or reimburse the Seller for any and all

Damages incurred, sustained or suffered by the Seller, based upon, relating to, resulting from, arising out of or otherwise in connection with:

(a) any breach, inaccuracy, or failure to be true, as of the date of this Agreement or as of the Closing Date, of the representations and warranties of Purchaser contained in ARTICLE 6, or contained in any certificate delivered in connection herewith; or

(b) any failure to perform, breach or default in the performance of any covenant or agreement of any of the Purchaser contained in this Agreement or any other agreement or instrument furnished by such Purchaser to the Seller pursuant to this Agreement; and

(c) any failure by Globant Lux (i) to validly issue and grant marketable title (as provided in the Subscription Agreement) in the G-Shares to be issued in the name of the Seller in accordance with this Agreement and the Subscription Agreement, free and clear of all Liens (other than those restrictions specified in the Subscription Agreement and applicable US or Luxembourg securities laws) on or before the Reference Date and (ii) to take any of the actions undertaken by it under the Subscription.

7.3.    Indemnification Claims.

(a) Any Party seeking indemnification under Section 7.1 or Section 7.2 (each, an “Indemnified Party”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) to the Party from which indemnification is sought (the “Indemnifying Party”) promptly after learning of the basis for such Claim; provided that the failure to so notify the Indemnifying Party shall not limit the Indemnified Party’s rights to indemnification hereunder except to the extent that an Indemnifying Party is actually and materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the nature of and the basis for the Claim, as well as the Damages relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof; such amount of Damages or such good faith estimate, as applicable, a “Claimed Amount”), and attach copies of all material written evidence thereof that the Indemnified Party has received from any Person that is not a party hereto or an Affiliate of a Party hereto (a “Third Party”) to the date of the Claim Notice.

(b) Notice of Third-Party Claims. In the event of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnified Party shall give to the Indemnifying Party prompt and detailed notice thereof, but in any event no later than ten (10) Business Days after receipt of such notice of such Third-Party Claim, or no later than three (3) Business Days after receipt of such notice of such Third Party Claim if the legal period for furnishing a response to such Third Party Claim is fifteen natural days or less; provided, however, that the failure to provide such notice or any delay in providing such notice shall not release any Indemnifying Party from any of its obligations under this ARTICLE 7 or prevent any Indemnified Party from being indemnified for any Damages except to the extent the Indemnifying Party is materially prejudiced and forfeits rights or defenses by reason of such failure or delay (and then only to the extent of such prejudice). Such notice to the Indemnifying Party shall describe the Third-Party Claim in reasonable detail and, as the case may be, shall enclosed a copy of the documentation received therewith. In addition, such notice by the Indemnified Party shall indicate the Claimed Amount, if reasonably practicable, that have been or may be sustained by the Indemnified Party.

(c) Defense of Third-Party Claims. The Indemnifying Party shall be entitled to undertake the defense of the Third-Party Claim by giving notice to the Indemnified Party within five (5) Business Days (or, as necessary, prior to the expiration of half the term available to reply to the Third Party Claim if such term is shorter than 10 Business Days) after receipt of the notice of Third-Party Claim (as referred above); provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier, customer, employee, consultant or other service provider of the Purchaser, the Company or any of their respective Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the absence of such a notice by the Indemnifying Party within such applicable period, the Indemnifying Party shall be deemed to have waived their right to undertake the defense of such Third-Party Claim and the Indemnified Party shall be entitled to assume and have sole control over the defense and investigation of such Third-Party Claim. If the Indemnifying Party has waived, or deemed to have waived by failure to exercise by providing such notice or otherwise, their right to the defense, the Indemnifying Party shall be entitled to participate in (but not to control) such defense and investigation with counsel reasonably acceptable to the Indemnified Party at the sole cost and expense of the Indemnifying Party. Upon request, the Indemnified Party will provide the Seller with copies of complaints, pleadings, notices and material communications with respect to such Third-Party Claim.

(d) Indemnified Party Participation. In the event that the Indemnifying Party properly exercises its right to undertake the defense of a Third-Party Claim in accordance with Section 7.3(c), the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s proper exercise of its right to control the defense thereof in accordance with Section 7.3(c). The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, provided, further, that at the election of the Indemnified Party, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of or consent or compromise with respect of any Third-Party Claim in the event of a proceeding to which the Indemnifying Party is also a party and the Indemnified Party provides a legal opinion that a conflict exists as a result of the Indemnifying Party’s control over such Action. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, pay, compromise, defend such Third-Party Claim and seek indemnification from the Indemnifying Party for any and all Damages based upon, arising from or relating to such Third-Party Claim.

(e) Assistance for Third-Party Claims. The Indemnifying Party and the Indemnified Party will use commercially reasonable efforts to cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available to the party who is undertaking and controlling the defense of any Third-Party Claim (the “Defending Party”), at the Indemnifying Party’s expense: (i) those employees and agents whose assistance, testimony or presence is necessary or desirable to assist the Defending Party in evaluating and in defending any Third-Party Claim; and (ii) all documents, records and other materials in the possession of such party reasonably required by the Defending Party for its use in defending any Third-Party Claim.

(f) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement or compromise of, or consent to the entry of an Order with respect to, such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third -Party Claim, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 7.3(c), it shall not shall not enter into settlement or compromise of, or consent to the entry of an Order with respect to, such Third-Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement or compromise of, or consent to the entry of an Order with respect to, any Third-Party Claim or cease to defend against such Third-Party Claim, if pursuant to or as a result of such settlement, compromise, consent or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) each claimant or plaintiff in such Third-Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim.

(g)    Defense of the Tax Audit. The Parties agree that the Company shall continue to defend the Tax Audit with the assistance of its current tax advisors, and the Seller shall be authorized to settle or consent to any reasonable settlement or compromise with respect to such Tax Audit within three (3) years from Closing Date, subject to prior notification to the Purchaser; provided however, that any cost, deposit or security required during the Tax Audit shall be borne by the Seller.

7.4.    Survival

(a) Unless otherwise specified in this Section 7.4. or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected in any respect by the occurrence of the Closing or any investigation conducted by any Party and any information or knowledge which such Party may have or receive, and such provisions shall continue in full force and effect in accordance with their terms; provided, however, that, except with respect to Claims based on fraud, intentional or knowing misrepresentation, willful breach or willful misconduct, all representations and warranties that are covered by the indemnification obligations in Section 7.1.(a) shall expire after a thirty (30) month period from the Closing Date; provided further, that (i) the representations and warranties set forth in Section 5.1. (Organization, Good Standing and Authority), Section 5.2. (Organizational Documents), Section 5.3. (Authority), Section 5.4. (No Claims), Section 5.5. (No Conflict), Section 5.6. (Capitalization), Section 5.7. (Options and Commitments), Section 5.24 (Compliance with Law; Permits), Section 5.27 (Seller Credit) and Section 5.38 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 5.9 (Litigation),

Section 5.21 (Intellectual Property) and Section 5.25(a). (Affiliated Transactions). shall survive until the expiration of all applicable statute of limitations (taking into account any tolling periods and other extensions), and (iii) the representations and warranties set forth in Section 5.10. (Taxes) and Section 5.23. (Employees) shall survive until the date that is ninety (90) days after the expiration of all applicable statutes of limitation (taking into account any tolling periods and other extensions) (the representations and warranties described in the foregoing clauses (i), (ii) and (iii), the “Fundamental Representations”). Furthermore, notwithstanding anything in this Agreement to the contrary, all indemnification obligations resulting from the matters indicated in Section 7.1.(c), through Section 7.1.(j) shall survive indefinitely (the “Special Indemnification Matters”). The covenants, agreements or obligations required to be performed pursuant to this Agreement that by their terms are required to be performed following the Closing shall survive indefinitely until the date of full and final performance or for the period explicitly specified therein. Nevertheless, if a Claim has been duly notified as per the above prior to expiration of the applicable survival period, then the Claims for such potential Damage will not be extinguished by the passage of the applicable survival period until duly resolved.

(b) If the Purchaser delivers to the Seller, before expiration of a representation, warranty, covenant or agreement, a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the full and final resolution of the matter covered by such notice.

7.5.    Limitations.

(a) The Seller shall not be liable for Damages which, individually considered, are lower than an amount equal to €10,000 (the “De Minimis Exclusion”). Any Damages not exceeding the De Minimis Exclusion shall be considered non-indemnifiable Damages under this Agreement; provided, however, that a series of Claims of the same nature having in common the same cause or origin shall be considered to be a single Claim for the purposes of the De Minimis Exclusion. With respect to claims for Damages arising under Section 7.1.(a), the Seller shall not be liable for any Damage until the aggregate amount of such Damages exceeds €300,000 (at which point the Seller shall become liable for all Damages from the first Euro) (the “Tipping Basket”). The limitations set forth in this paragraph (a), including the De Minimis Exclusion and the Tipping Basket, shall not apply to Damages based upon, in connection with or resulting from (i) fraud, intentional or knowing misrepresentation, willful breach or willful misconduct on the part of the Seller, (ii) a breach, inaccuracy or failure to be true of any of the Fundamental Representations, or (iii) any of the Special Indemnification Matters.

(b) The aggregate total amount in respect of which the Seller may be liable under Section 7.1.(a) (other than for, or in connection with or arising out of a Fundamental Representation) to the Globant Indemnified Parties shall not exceed the amount of €20,000,000; provided, however, that the aggregate Liability of the Seller resulting from any of the Special Indemnification Matters and for breach of Fundamental Representations shall be limited to the Purchase Price effectively received by the Seller; provided, further, that the aggregate Liability of the Seller in respect of fraud, intentional or knowing misrepresentation, willful breach or willful misconduct shall not be limited.

(c) Notwithstanding anything else herein to the contrary, any Globant Indemnified Party will have the right to withhold from, reduce, set-off against and retain from any Contingent Payments, such Globant Indemnified Party’s good faith, reasonable estimate of any indemnification to which such Globant Indemnified Party is entitled hereunder; provided that, if the final amount of Damages for such indemnification claim is less than the amount by which the portion of the applicable Contingent Payment was withheld, reduced, set-off or retained, then such Globant Indemnified Party shall promptly make payment of such difference. The exercise by Globant Indemnified Parties of their right to set-off against, reduce, retain or withhold Contingent Payments may be exercised in whole or in part at the election of the Globant Indemnified Parties. If the Globant Indemnified Parties are not, following an election to exercise the rights set forth in this Section 7.5(c), completely and fully indemnified for all such Damages, such Globant Indemnified Party shall have the right to payment of any such amounts (or any portion thereof) corresponding to Damages directly from the Seller subject to any applicable limitations set forth in this Section 7.5.

(d) Notwithstanding anything in this Agreement to the contrary: (i) the Seller acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company as a result of any indemnification it is required to make under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or any other Transaction Document (including any such breach or inaccuracy of a representation, warranty, covenant or other obligation of or with respect to the Company); and (ii) the Seller hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Company under or based upon, arising out of, caused by or in connection with the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or any other Transaction Document.

(e) The rights to indemnification set forth in this ARTICLE 7 shall not be affected by (i) any investigation conducted by or on behalf of any Globant Indemnified Party or any knowledge acquired (or capable of being acquired) by any Globant Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Purchaser of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in ARTICLE 5, and (ii) the amount of Damages for which the Purchaser may be entitled to indemnification under this ARTICLE 7, (1) each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect or similar materiality qualifiers), and (2) in connection with Damages in any currency other than US Dollars, the relevant amount shall be converted at the Applicable FX Rate as of the close of business of the date immediately prior to the date when such Damage was effectively suffered by the Indemnified Party.

7.6    Damages Net of Insurance and Recovery. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy, with respect to such Damages, less any increase in the corresponding premium, and (ii) any prior recovery by the Indemnified Party from any Third Party with respect to such Damages.

7.7.     No Duplicative Recovery. Where substantially the same events or circumstances qualify under one or more single or multiple claims, adjustments or under one or more provisions of this Agreement, the Indemnified Party seeking indemnification shall not be entitled to double or duplicative recovery of Damages arising out of such events or circumstances, or to calculate its Damages by duplicating or double counting its Damages arising out of such events or circumstances. For the avoidance of doubt, if the Indemnified Party is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Party may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

7.8.     Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this ARTICLE 7 in respect of Damages for which any Indemnified Party has a right to recover against a Third Party (including an insurance company), such Indemnifying Party shall be subrogated to the right of such Indemnified Party to seek and obtain recovery from such Third Party.

7.9.    Fraud; Willful Misconduct. Notwithstanding any other provisions of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE 7 to the extent any Damages were solely attributable to such Indemnified Party’s bad faith, willful misconduct or fraud.

7.10.    Exclusive Remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled according to this Agreement. Except in the case of fraud or willful misconduct committed with the knowledge of any of the Parties (as to which none of the limitations set forth in this ARTICLE 7 will apply), from and after the Closing, the rights of any Indemnified Party under this ARTICLE 7 (including, any right to specific performance) will be the sole and exclusive remedy of such Indemnified Party with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 7.

7.11    Tax Treatment. The Parties acknowledge and agree that any payment pursuant to this ARTICLE 7 shall be treated as an adjustment to the Purchase Price under this Agreement for Tax purposes to the maximum extent permitted by applicable Laws.

ARTICLE 8
COVENANTS

8.1.    [Intentionally Left Blank]

8.2.    Conduct of Business from Closing to Reference Date.

(a)    During the period from the date hereof to Reference Date, the Purchaser shall cause the Company to carry on the Business of the Company and its business organization in all material respects in the ordinary course of business.
(b)    The Purchaser shall cause the Company that from the date hereof to (and including) the Reference Date, there shall be no “Leakage”. For the purposes of this Agreement Leakage means, in each case by the Company to, on behalf of, or for the benefit of the Purchaser or any of its Affiliates:
(i)    any interest payment, dividend, distribution or other return of capital (whether in cash or in kind) or any payments in lieu of any dividend or distribution, declared, authorized, paid or made (whether actual or deemed);

(ii)    any payment of, or incurring of any obligation by the Company to pay any salary increase, bonus or other sums in connection with the provisions under this Agreement to any employee or director of the Company, the Purchaser or any of its Affiliates, other than in respect of such sums or benefits (x) included in the Minimum Required Cash, or (y) due and payable under an employment or services contract entered into prior to or on the date of this Agreement, or other than (z) those amounts required by the Law;

(iii)    any redemption, repurchase, repayment or return of shares or other securities, or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind);

(iv)    any transfer or surrender of any asset of the Company;

(v)    any waiver, deferral or release (whether conditional or not) of any amount, right, value, benefit or obligation owed or due to the Company by a third party, the Purchaser or any Affiliate other than in the ordinary course of business;

(vi)    any consultant, advisory, management, service or other fees, charges or compensation of a similar nature paid to the Purchaser or any Affiliate thereof;

(vii)     any consultant, advisory, management, service or other fees, charges or compensation of a similar nature paid to any third party other than in the ordinary course of business; and,

(viii)    any Taxes or costs paid, incurred or assumed in connection with or arising out of any of the matters referred to in sub-clauses (i) to (vi) (inclusive) above;

but, in each case, excluding any “Permitted Leakage”.

(c)    For the purposes of this Agreement Permitted Leakage means:
(i)    payment of, or incurring of any obligation to pay any salary, bonus, fees or other sums to any employee, consultant or director of the Company in the ordinary course of business or included as an item in the Minimum Required Cash;

(ii)    any payment expressly contemplated by this Agreement; and,

(iii)    any payment made or to be made by or on behalf of the Company to the extent that it is specifically agreed to as Permitted Leakage in writing by the Seller.

8.4.    Publicity. The Purchaser and the Seller agree that no public release or announcement concerning the transactions contemplated hereby shall be issued without the prior consent of the other Party, except where such announcement is required under applicable Law or the rules of any stock exchange or trading system. Notwithstanding the preceding sentence, upon the Closing, the Parties may issue a press release in form and substance reasonably satisfactory to the Seller and the Purchaser.

8.5.    Further Assurances. Subject to the terms and conditions herein provided, the Parties have done or caused to be done all such commercially reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated in this Agreement. Without limiting the foregoing, each Party shall use its commercially reasonable efforts, and the other Parties shall cooperate with such efforts, to execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper in the reasonable judgment of any Party to carry out the provisions and purposes of this Agreement.

8.6.    Non-Competition. The Seller and the Ultimate Owners acknowledge and agree that they have had access to or received and may continue to have access to valuable confidential information and trade secrets of the Company (and exposure to key suppliers, service providers, and clients or customers of the Company. Accordingly, because of Seller’s and the Ultimate Owners’ access to, and knowledge of, the Company’s confidential information and trade secrets and key suppliers, service providers and clients or customers, as well as the Ultimate Owners’ extraordinary position within the Company, the Seller and the Ultimate Owners would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were the Seller or the Ultimate Owners to be allowed to compete with the Company or to commit any of the other acts prohibited below. The Seller therefore recognizes that the assumption of non-competition and non-solicitation obligations by the Seller and the Ultimate Owners is a key consideration and an essential condition for Purchaser’s decision to enter into this Agreement, and is necessary to protect the legitimate interests of the Company and in order to protect the legal rights and interests of all Parties under this Agreement. The Seller and the Ultimate Owners acknowledge and agree that the limitations of time, geography, and scope of activity set forth in this ARTICLE 8 are reasonable because, among other things, the Company is engaged in a highly competitive industry; the Seller and the Ultimate Owners have had and may continue to have access to the trade secrets and knowhow of the Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of Company; and

these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of the Company. Accordingly, the Seller and the Ultimate Owners (and unless authorized in writing by the Purchaser) hereby undertake, (i) for the period of thirty-six (36) months from the Closing Date or (ii) only with respect to the Ultimate Owners twenty-four (24) months from the termination of their employment relationship that, as from Closing, the Ultimate Owners shall enter into with the Company, the Purchaser or any Affiliate thereof, as applicable; whichever of precedent (i) and (ii) occurs last (such period, the “Restricted Period”), the obligation not to, directly or indirectly, on their own account, jointly with or on behalf of any other Person or corporation as an independent contractor, partner, joint venture partner or agent, or as principal, or otherwise on any account or pretense or as a trustee, officer, director, manager, shareholder, employee, advisor, or agent of any corporation, trust or other business organization or commercial entity, compete with the Company, the Purchaser and/or its Affiliates, in any state or country, territory or jurisdiction, in activities defined for the purposes of this Section 8.6. as follows: the business of providing services to banking, corporate, investment and other financial institutions and companies of (a) business strategy, management, deal advisory and consulting services, (b) consulting and advice for corporate transaction, venture and capital raising services, (c) data gathering, modeling, analytics and integration services, (d) design, development, maintenance and implementation of custom software applications, custom digital products and custom websites, (e) consulting and advice for the purpose of digital transformation, and, any other activities carried out by the Purchaser and/or the Company and Purchaser’s subsidiaries or Affiliates as of the date hereof (the “Activities” or “Business”), being therefore the Seller and the Ultimate Owners prevented from doing the following (“Non-Competition Obligation”) unless they are authorized in writing by the Purchaser:

(a) Holding any equity interest (other than minority interest representing more than 2% (two percent)) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities;

(b) Rendering consultancy, management or other similar services in connection to the Activities to third parties (including but not limited to the past and / or current clients of the Company);

(c) Becoming a director, officer, trustee, agent, advisor, manager, an employee services renderer or consultant or contractor of any company or business organization or commercial entity which activities are the same or similar to or are directly or indirectly competing with the Activities; or
(d) Commencing, owning, operating, managing, joining, establishing, engaging in, assisting, having an interest in, controlling, or carrying on, or attempting to or agreeing to commence, own, operate, manage, join, establish, engage in, assist, have an interest in, control, or carry on an Activity which is the same as or substantially similar to the Activities, in any manner other than holding any minority interest representing no more than 5% (five percent) in companies whose activities are the same as or similar to or are directly or indirectly competing with the Activities.

The Purchaser acknowledges that the holding by the Seller and/or by the Ultimate Owners of the equity interests set forth in Schedule 8.6 attached hereto shall be excluded from the Non-Competition Obligation under this Section.

The Seller and the Ultimate Owners acknowledge that a breach or threatened breach of this Section 8.6 or Section 8.7 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Seller and/or the Ultimate Owners of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

In the event that any covenant contained in this Section 8.6 or Section 8.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.6 and Section 8.7 and each provision hereof and thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

In the event that either the Seller or/and any of the Ultimate Owners violate the Non-Competition Obligation set forth in this Section 8.6, then the Seller shall not be entitled to receive, and the Purchaser shall not be required to pay, any subsequent Contingent Payments or any portion thereof (notwithstanding any claim for Damages to the Seller under, and subject to, ARTICLE 7).

8.7.    Non-Solicitation. The Seller and the Ultimate Owners hereby undertake, (i) for the period of thirty-six (36) months from the Closing Date, whether directly or indirectly, by themselves or in association with or through any Person, in any manner whatsoever, not to (i) contract, subcontract or enter into a joint venture with any of the employees or managers of the Company, the Purchaser or of any Affiliate thereof; (ii) tender for, canvass or solicit or attempt to tender for, canvass or solicit the business of or employment of any client or customer of the Company, the Purchaser or of any Affiliate thereof; (iii) induce or attempt to induce any client, customer or supplier of the Company to cease to deal with the Company or otherwise interfere with the relationship between such client, customer or supplier and the Company; or (iv) perform any actions towards co-opting the clients of the Company and/or interrupting any transaction in progress among the Company and such clients (with regards to the Company’s Activities); or (v) assist, influence, encourage or induce any of the foregoing actions in paragraphs (i) through (iv) in any manner whatsoever (the “Non-Solicitation Obligation”).

In the event that either the Seller or/and any of the Ultimate Owners violate the Non-Solicitation Obligation set forth in this Section 8.7, then the Seller shall not be entitled to receive, and the Purchaser shall not be required to pay, any subsequent Contingent Payments or any portion thereof (notwithstanding any claim for Damages to the Seller under, and subject to, ARTICLE 7).

8.7.(bis)    Breach of Conduct.

(a) As of the date hereof, each of the Ultimate Owners undertake to comply with all the Purchaser and the Company business and employee policies, ethic code and compliance program. For purposes of this Agreement, a “Breach of Conduct” shall be deemed to exist with respect to such Ultimate Owner who, while being an employee, manager, director or officer of the Company, the Purchaser, or any Affiliate thereof:

(i)    in such capacity, willfully and materially violates any written policies or standards of conduct of the Company and/or the Purchaser and/or any Affiliates thereof and such violation causing Liability and/or material monetary and/or reputational damage to the Company and/or the Purchaser and/or any Affiliates thereof;

(ii)    represents the Company, the Purchaser or any Affiliate thereof in businesses out of its corporate purposes, or performs on behalf of any of them acts of mere indulgence, which for the purposes of this Agreement are defined as significant acts without consideration for the Company, the Purchaser or any Affiliate thereof, including but not limited to, transactions with any related party of the Seller and/or the granting of guarantees for third parties’ obligations, that create a Liability for the Company, the Purchaser or any Affiliate thereof; or is terminated or dismissed with cause pursuant to applicable Laws;

(iii)    has been disqualified (1) from acting as a manager, director or officer of the Company under any applicable Law or by virtue of a criminal conviction; or (2) for being under the effects of penalty which forbids, even temporarily to carry out acts of commerce; or (3) for being convicted for fraudulent bankruptcy, intentional fraud, bribe, corruption, graft or embezzlement crimes or crimes against the public economy, any national financial system, antitrust Laws and crimes against public faith or property; or (4) is convicted of, or pleads no contest or guilty to, a misdemeanor or any felony that has had or will have a material monetary, and/or Liability and/or reputational damage on the Company or the Purchaser, and/or any Affiliates thereof;

(iv)    has been formally charged in a proceeding by a relevant prosecutor or Governmental Body of making or receiving illegal payments and returns, as well as any corruption acts, or of committing any act of personal dishonesty that is intended to result in the Seller’s or the Ultimate Owner’s personal enrichment, or any willful act that constitutes gross misconduct that have had or will have a material monetary, and/or Liability and/or reputational damage on the Company or the Purchaser, and/or any Affiliates thereof; or

(v)    intentionally breaches a material confidentiality obligation arising from this Agreement or any other agreement under the Ultimate Owner’s employment relationship with the Company, the Purchaser or any Affiliate thereof, that materially affects and damages the business of the Company, the Purchaser or any Affiliate thereof or the business of any of their clients;

(vi)    performs fraudulent acts or omissions; or performs any acts or omissions acting with willful misconduct or gross negligence which adversely and materially affect the Company, the Purchaser or any Affiliate thereof, or performs any acts of defamation, libel and slander against the Company, or the Purchaser or any Affiliate thereof, that have had or will have a material monetary, and/or Liability and/or reputational damage on the Company or the Purchaser, and/or any Affiliates thereof;

(b)    A Breach of Conduct shall only be deemed to have occurred upon a final non-appealable decision having been issued confirming that the relevant Ultimate Owner has committed such violation or action that are the ground for a Breach of Conduct (“Final Decision”), or otherwise if the Ultimate Owner has acknowledged and agreed that such violation or action that constitutes a Breach of Conduct had occurred. As a result of the foregoing, if the Purchaser had withheld any amount payable as Contingent Payments or other monies payable under this Agreement based on the occurrence of a Brach of Conduct, such amounts subject of the withholding and deduction shall be deemed held in escrow until the matter alleged as ground for such withholding and deduction is decided by a Final Decision. For the avoidance of doubt, with respect to a Breach of Conduct, reference to Final Decision shall be deemed an award issued in accordance with Section 11.13.
(c)    In the case that any Ultimate Owner incurs in a Breach of Conduct the Purchaser shall be entitled to cause the Company to terminate the relevant Ultimate Owner’s employment contract and such termination shall be deemed with a cause. In the case that a Breach of Conduct has occurred the Seller shall not be entitled to receive, and the Purchaser or any of its Affiliates thereof shall not be required to pay any Contingent Payment any earlier than the conclusion of the Restricted Period.
8.8.    Subsequent Events. The Company or the Seller, as the case may be, shall promptly and accurately advise the Purchaser in writing of the occurrence of any event or the existence of any fact which would constitute a breach, inaccuracy, or failure to be true, any representation or warranty of the Company or the Seller set forth in this Agreement or in any of the Transaction Agreements.

8.9    Payment of Indebtedness by Affiliates. The Seller has caused (a) all Indebtedness owed to the Company by either the Seller or the Mexican Subsidiaries to be paid in full prior to the Closing, and (b) the Company has been fully and irrevocably released, prior to the Closing, from all guaranties of Indebtedness or other guarantees of liabilities relating to the Seller or any Affiliate of the Company.

8.10    Intercompany Arrangements. Effective immediately prior to the Closing, all intercompany and intracompany accounts or Contracts between the Company, on the one hand, and the Seller and its Affiliates (including the Mexican Subsidiaries), on the other hand, have been cancelled, discharged or otherwise settled in the manner that is most Tax efficient for the Company.

8.11    Release. Effective as of the Closing, the Seller, for itself (for these purposes, the “Releasor”) have forever fully and irrevocably released and discharged the Company, the Purchaser and its Affiliates thereof, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents and other Representatives (collectively the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasor can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 8.11, “Released Claims” does not include, and the provisions of this Section 8.11 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith.

8.12    Guarantor’s Guarantee. The Guarantor hereby guarantees, as secondarily liable (garantía subsidiaria), the full and timely performance of the payment obligations of the Purchaser (or any of its permitted assignees) under this Agreement. The Guarantor unconditionally and irrevocably undertakes in favor of the Seller to pay any due and undisputed amount in accordance with the terms and conditions of this Agreement that the Purchaser has failed to pay (the “Guaranteed Obligation”), after having such payment been formally requested in writing to the Seller, then from and after thirty (30) Business Days from such formal request of payment. The payment written request to Guarantor regarding the Guaranteed Obligation shall include a copy of said prior written request made to the Purchaser and must include any of the following documents, as applicable:

(i)    a settlement agreement or any other agreement between the Parties whereby the Purchaser acknowledges the existence of a Purchaser’s due and undisputed payment obligation vis-à-vis the Seller and the determination of the amount to be paid by the Purchaser;

(ii)    copy of the final decision by the Financial Expert in respect of the Earn Out Payments;

(iii)    copy of the resolution of a Controversy under Section 11.13 declaring the existence of a Guaranteed Obligation and its amount.

For purposes of the provisions of article 135.2 of the Spanish Insolvency Act (Ley Concursal), the Guarantor shall remain bound by this secondary liability Guarantee in the event that the Purchaser is declared to be in a state of insolvency (concurso de acreedores) or any similar situation of insolvency; the Seller shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding.

The Guarantor expressly acknowledges and accepts that Sections 11.12 and Section 11.13 shall apply, mutatis mutandi to this Section and the Guarantor’s Guaranteed Obligations herein.

8.13 Cooperation after Closing. (a) The Seller shall grant to the Purchaser (or its designees) access, after Closing, at all reasonable times to all of the documents, information, books, data files, and records relating to the Company within the possession of the Seller that are not transferred to the Purchaser pursuant to this Agreement, as applicable, and shall afford the Purchaser the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare any document that must be filed with any Governmental Body, respond to audits and investigations, prosecute protests, appeals and refund claims and to conduct negotiations with Taxing Authorities or with third parties. The Purchaser shall grant or cause the Company to grant to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Purchaser or the Company, and shall afford the Seller (or its designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Seller (or its designees) to prepare responses, respond to audits and investigations, prosecute protests, appeals and claims and to conduct negotiations with any Governmental Body or with third parties.

(b) The Seller shall cooperate with the Purchaser to cause the Company, as promptly as reasonably practicable after the Closing Date, to prepare and deliver to the Purchaser the unaudited but complete financial statements of the Company for year ending at December 31, 2020 by January 15, 2020.

ARTICLE 9
SELLER’S TAXES

9.1.    Allocation. the Seller shall be responsible for Taxes and associated expenses allocated to such Seller and will file all Tax Returns required to be filed to report Taxes imposed on or with respect to the transactions contemplated by this Agreement. The Seller will be solely liable for and will pay all such Taxes, and will indemnify, defend, and hold harmless Globant Indemnified Parties from and against any and all Liability for the payment of such Taxes and the filing of such Tax returns. With respect to the Seller, the Purchaser shall deduct and/or withhold any Applicable Withholding Tax required by Law.

9.2.    PreClosing Taxable Periods. With respect to any income Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Company(a) the Purchaser shall cause the Company to prepare or cause to be prepared such Tax Return as otherwise required by applicable Law, and shall deliver such Tax Return to the Seller for its review and comments at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Purchaser shall consider in good faith any reasonable comments provided in writing by the Seller within ten (10) days of receipt of the draft Tax Return, and (c) the Purchaser shall cause such Tax Return to be duly and timely filed with the appropriate Taxing Authority and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Return or, as applicable, its allocable share of such Taxes; provided that, if the Taxes shown as due and payable on such Tax Return or, as applicable, the Seller’s allocable share of such Taxes were not reflected as a liability in the calculation of the Net Working Capital or the Minimum Required Cash, as applicable, the Seller shall immediately pay the relevant amounts to the Purchaser and, if not paid by the Seller within ten (10) Business Days after being required by the Purchaser to do so, the Purchaser shall be entitled to deduct such relevant amounts from any Contingent Payments. If the Seller and the

Purchaser are unable to resolve any disputes arising therefrom within thirty (30) calendar days, then the dispute shall be submitted to the Financial Expert for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandis.

9.3.    Straddle Taxable Periods. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Company, (a) the Purchaser shall prepare or cause such Tax Return to be prepared as required by applicable Law, and shall deliver a draft of such Tax Return to the Seller, for its review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, subject to the Seller’s payment to the Purchaser (provided that, if not paid by the Seller within ten (10) Business Days after being required by Purchaser to do so, the Purchaser shall be entitled to deduct the relevant amounts from any following payment to be made to the Seller, including from the Contingent Payments of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date that was not reflected as a liability in the calculation of the Net Working Capital or the Minimum Required Cash, as applicable, the Purchaser shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. If the Seller and the Purchaser are unable to resolve any disputes arising hereunder within thirty (30) calendar days, then the dispute shall be submitted to the Financial Expert for determination and the procedure set forth in Section 1.4.(c) shall apply mutatis mutandis. Tax Liability for a Straddle Taxable Period shall be apportioned between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date. Such apportionments shall be made on a per diem basis for (i) income, turn over and similar Taxes, including Taxes based on net-worth capital, intangibles or similar items, and (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation). Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the Closing Date.

9.4.    Cooperation. The Seller shall grant to the Purchaser (or its designees) access at all reasonable times to all of the documents, information, books and records relating to the Company within the possession of the Seller and the Ultimate Owners that are not transferred to the Purchaser pursuant to this Agreement, as applicable, and shall afford the Purchaser (or its designees) the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The Purchaser shall grant or cause the Company to grant to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company for taxable periods and portions of taxable periods through the Closing Date within the possession of the Purchaser or the Company, and shall afford the Seller (or its designees) the right to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

ARTICLE 11
GENERAL

11.1.    Amendment and Modification. This Agreement may only be amended, modified or supplemented by the written agreement of the Purchaser and the Seller.

11.2.    Waiver of Compliance. Any failure of Purchaser, on the one hand, the Seller, on the other hand, to comply with any obligation, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11.3.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Body making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.4.    Expenses and Transaction Taxes. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the transactions contemplated by this Agreement, including negotiation of any documents and ancillary agreements (the “Transaction Documents”), shall be borne solely and entirely by the Party that has incurred in such expenses. All Taxes and costs incurred by the Parties in connection with the transactions contemplated by this Agreement including negotiation of any Transaction Documents shall be borne solely and entirely by the Party that has incurred in such Taxes, expenses or costs, except for any notarial costs and Commercial Registry fees derived from the execution and notarization of this Agreement and the Transaction Documents which shall be borne by the Purchaser.

11.5.    Parties in Interest. Other than as specifically provided herein, this Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by electronic mail, hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by recognized overnight courier to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Seller or to any Ultimate Owner to:

Seller

Calle Espalter 11, 4º derecha
28014 Madrid
Spain
Attn.: María Teresa Barrera Xaubet
e-mail address: mbarrera@bluecap.com

María Teresa Barrera Xaubet

Calle Dolors Monserdà, 44
08017 Barcelona
Spain
e-mail address: mbarrera@bluecap.com

Paul Schulz

Calle Dolors Monserdà, 44
08017 Barcelona
Spain
e-mail address: pschulz@bluecap.com

All of them with a mandatory copy (which shall not constitute notice) to:

Baker McKenzie Madrid, S.L.P.
Calle José Ortega y Gasset, 29
28006 Madrid
Spain
Attn.: Antonio Zurera
e-mail: Antonio.Zurera@bakermckenzie.com

If to Purchaser or to Guarantor to:

Ing. Butty 240, 6th floor
City of Buenos Aires

Argentina
Attn.: General Counsel
e-mail address: gcoffice@globant.com

With a mandatory copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 6th Ave
New York, NY 10020
United States
Attention: Christopher C. Paci; Daniel C. Belostock
e-mail: christopher.paci@us.dlapiper.com; daniel.belostock@us.dlapiper.com

and

DLA Piper Spain
Paseo de la Castellana,
35 - 5ª planta
28046 Madrid
Spain
Attn: Teresa Zueco
e-mail: Teresa.Zueco@dlapiper.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on (i) the date of receipt if hand delivered, (ii) on the date of receipt if transmitted by facsimile, (iii) the date indicated for receipt on the return receipt, if mailed by registered or certified mail and (iv) the date of receipt specified by the carrier, if sent by recognized overnight courier. If notices, requests or instructions are given by facsimile, a confirming copy will be sent by hand, or mailed by registered or certified mail.

11.7.    Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Transaction Documents constitute the sole and entire agreement of the parties hereto and supersede all prior agreements, letters of intent, discussions and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Transaction Documents.

11.8.    Assignment. This Agreement and all of the rights and obligations hereunder may not be assigned by the Seller, in whole or in part, without the previous written consent of the Purchaser. The Purchaser may assign this Agreement and all of the rights and obligations to any Affiliate of the Purchaser or to any third party without the prior consent of the Seller; provided, however, that the Purchaser and the Guarantor shall remain secondarily liable (subsidiariamente) in respect of the assignee obligations under this Agreement.

11.10.    Publicity. Disclosure. Except by prior mutual consent, neither the Seller nor the Purchaser shall issue any press releases or make any other public announcement or statement concerning this Agreement and the transactions contemplated hereby; provided, however, that Purchaser, Globant Lux and their Affiliates shall be entitled to disclose the terms of this Agreement, and make any announcement and filing (including a filing of this Agreement and its Schedules) required by any applicable Law and, in particular, by any securities and public offerings Laws of the United States of America and/or Luxembourg.

11.11.    Further Assurances. At any time on or after the date hereof, the Parties shall upon request each perform such acts, execute and deliver such instruments, assignments and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise to carry out the purposes of this Agreement.

11.12.    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and (except to the extent, if any, expressly set forth therein) the other Transaction Documents shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of New York; provided, however, that the Laws of Spain that are mandatorily applicable to the internal affairs of the Company shall apply to the Company.

11.13.    Dispute Resolution. Except for such disputes that in accordance with Section 1.4., Section 1.5., Section 9.2. and Section 9.3. shall be submitted to Financial Expert, any other disputes arising out of or in connection with the Agreement (a “Controversy”) shall be resolved in one of the following ways:

(a) A Party may notify the other Party in writing that a Controversy has arisen by written notice to the parties thereto. The Parties involved in the Controversy shall endeavor to resolve the Controversy by entering into good faith negotiations. If the Parties fail to resolve the Controversy within twenty-one (21) calendar days after the notification of the Controversy, they shall commit to video conference or in person meeting, at a location mutually acceptable to the Parties in New York City, New York, for two (2) Business Days to negotiate a solution to the Controversy, and if a Party refuses or fails to join or meet or if the Parties fail to resolve such Controversy according to this Section 11.13.(a), the Controversy shall be resolved as provided in Section 11.13.(b) below.

(b) If the Parties fail to resolve the Controversy in accordance with Section 11.13.(a) above, then this Section 11.13(b) shall apply.
ANY LAWSUIT, PROCEEDING OR OTHER ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK

AND THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LAWSUIT, PROCEEDING OR OTHER ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENTS IN ACCORDANCE WITH SECTION 11.6 TO SUCH PARTY’S ADDRESS SET FORTH THEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, PROCEEDING OR OTHER ACTION BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY ARE LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13(B).

11.14.    Attorneys Fee. If any action is brought for the enforcement or interpretation of this Agreement or relating to an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party as determined by the judge or arbitrator shall be entitled to recover attorneys’ fees and other costs incurred in addition to any other relief to which such Party may be entitled.

11.15.    Confidential Information. The Seller and the Ultimate Owners hereby agrees (i) to hold and to cause each of such party’s agents, employees and other representatives to hold the Company’s and Purchaser’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, (ii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 11.15, “Confidential Information” shall mean, without limitation: (a) and all information, whether written or oral, concerning the Company, except to the extent that the Seller can show that such information (I) is generally available to and known by the public through no fault of the Seller or its representatives; or (II) is lawfully acquired by the Seller or its representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.; (b) any notes, analyses, compilations, studies, interpretations, or other documents prepared or furnished by the Company or the Purchaser or any of their respective representatives related to any of the transactions contemplated by this Agreement; (c) information which the management of the Company or the Purchaser has requested in writing to be kept confidential; (d) information which is disclosed verbally and identified as confidential at the time of disclosure; and (e) information of which, by its nature, must be kept confidential in order to prevent adverse consequences to the business of the Company or the Purchaser. If the Seller or its representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

11.16.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.17.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.18 Specific Performance. The Parties agree that irreparable damage might occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity; provided that, any claims for any breach of representation or warranty herein shall be governed solely by ARTICLE 7.

* * *

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER: SOFTWARE PRODUCTS CREATION, S.L.
By /s/ Federico César Pienovi_________________ Name: Federico César Pienovi Title: Regional Managing Director EMEA (Software Products Creation, S.L. attorney)

SELLER : REDCAP CONSULTANTS, S.L.

By /s/ Maria Teresa Barrera Xaubet____________
Name: Maria Teresa Barrera Xaubet
Title: Attorney

Paul Marinus Gerardus Antonius Schulz:
represented by attorney

/s/ María Teresa Barrera Xaubet

María Teresa Barrera Xaubet:

/s/ María Teresa Barrera Xaubet

THE GUARANTOR:
GLOBANT S.A.

By/s/ Martin Umarán
Name: Martin Umarán
Title: Chief of Staff (attorney of Globant S.A.)

[Signatue Page to Equity Purchase Agreement – Project Azul]

SCHEDULE A

DEFINITIONS

For purposes of this Agreement and its Exhibits and Schedules, and notwithstanding those definitions included in other parts of the Agreement (including its Schedules, Annexes and Exhibits), and unless the context clearly indicates otherwise, the terms of which the first letter is written in an upper case shall have the meaning ascribed to it in this Schedule.

“Accounts Receivable” shall have the meaning set forth in Section 5.19.

“Accounts Receivable Certificate” shall have the meaning set forth in Section 1.5(b)(i).

“Account Receivable Period” shall have the meaning set forth in Section 1.5.

“Account Receivable Reduction’’ shall have the meaning set forth in Section 1.5.

“Account Receivable Reduction Report” shall have the meaning set forth in Section 1.5(b)(ii).

“Action” shall have the meaning set forth in Section 5.9.

“Activities” shall have the meaning set forth in Section 8.6.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” shall have the meaning set forth in Section 8.3.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom, as well as, with respect to any legal entity, any other applicable anti-bribery or anti-corruption laws of its country of incorporation, in each case as amended from time to time and to the extent such law is applicable to the Company.

“Anti-Money Laundering Laws” means any applicable financial recordkeeping and reporting requirements, including those of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, as well as any other applicable money laundering statutes and any related or similar rules, including rules related to the prevention of the use of the financial system for the purpose of money laundering and terrorism financing, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency as well as any other anti-money laundering and prevention of terrorism financing laws of its country of incorporation, in each case as amended from time to time and to the extent such law is applicable to the Company;

“Applicable Withholding Tax” shall mean, with respect to portion of the Purchase Price payable to the Seller in accordance with this Agreement, the amount of Taxes (if any) that the Purchaser must withhold to that Seller under applicable Laws with respect to the payments of any such amounts.

“Audited Financial Statements” shall have the meaning set forth in Section 5.12(a).

“Bad Debt” means any debt or account receivable that is still unpaid after one hundred and twenty (120) calendar days from its agreed due date.

“Base Purchase Price” shall have the meaning set forth in Section 1.3.

“Bluecap Projects” means current and future projects for clients of the Company that have been retained or gained by the Company’s commercial team. Fort the avoidance of doubt, Bluecap Projects may be performed for clients of Globant Group; provided however, that any service to be provided by Globant Group to such client arises directly of such Bluecap Project.

“Business” has the meaning set forth in Section 8.6.

“Business Day” means any day of the year on which national banking institutions in the City of Madrid, Spain and New York, New York, United States of America are open to the public for conducting business and are not required or authorized to close.

“Breach of Conduct” shall have the meaning set forth in Section 8.7.(bis)(a)

“Cash” shall mean any sum related to the amounts held by the Company in cash and/or in bank accounts, cash equivalents or short term investments, other than cash and cash equivalents and short term investments that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by Law or contract, which such exclusions shall include, without limitation, (a) any uncleared checks and drafts issued by the Company, including any ACH transaction and other wire transfers and (b) any cash or cash equivalents held for, or on behalf of, a customer or client of the Company or which are subject to a restriction on use or access as of the Closing (including, without limitation, any cash held in escrow, cash securing letters of credit or otherwise as collateral, and cash held as a security deposit, vendor deposit or other deposit.

“Cash at Reference Date’’ shall have the meaning set forth in Section 1.5.(c)(ii).

“Cash for G-Shares” shall have the meaning set forth in Section 1.3.(a)(ii).

“Claim” means any demand, claim, charge, action, suit, hearing, information request, proceeding (whether at law or in equity and including administrative proceedings), petition, complaint, notice of violation, arbitration, inquiry or investigation of, by or before any Governmental Body or before any arbitrator, or otherwise (including by or against any Party hereto), or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Claim Notice” shall have the meaning set forth in Section 7.3.

“Claimed Amount” has the meaning set forth in Section 7.3.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Cash Payment” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.1.

“Company” has the meaning set forth in the first whereas of this Agreement.

“Company Interests” has the meaning set forth in the first paragraph of this Agreement.

“Company Marks” shall have the meaning set forth in Section 5.21.

“Company Registered IP” shall have the meaning set forth in Section 5.21.

“Confidential Information” shall have the meaning set forth in Section 11.15.

“Confidential Information Agreements” shall have the meaning set forth in Section 5.21.

“Contingent Payments” means the amounts of the Earn Out Payment, the Deferred Cash Payments or any amounts resulting from the adjustment to the Purchase Price pursuant to ARTICLE 1, if any, that are due and payable to the Seller in accordance with and pursuant to the term and conditions of this Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including all exhibits, schedules, annexes, amendments, supplements and modifications thereto.

“Controversy” shall have the meaning set forth in Section 11.13.

“Covered Employees” shall have the meaning set forth in Schedule 2.1.(a).

“Cut Off Date” shall mean November 30, 2020.

“Damages” means any and all damages (daño emergente) resulting from any claims, debts, obligations and other Liabilities, diminution in value, monetary damages, fines, fees, penalties,

interest obligations, deficiencies, losses, costs and expenses (including amounts paid or payable in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), whether or not involving a Third Party Claim, including any costs of defending any Third Party Claims or enforcing the Indemnified Parties’ rights under this Agreement. Damages shall expressly include (i) any damages resulting from the obligation to make a provision of funds for litigation purposes, as long as the provision of funds has been requested by a court or a Governmental Body, statutory body or authority in the framework of a litigation procedure in course, and (ii) any damages resulting from the requirement under IFRS to record a provision of the respective claim, debt, obligation or Liability in the financial statements of any Indemnified Party; provided, however, that in case of making a provision, the Seller shall be reimbursed if said damages do not materialize and the provision is reimbursed by the relevant court, Governmental Body, statutory body or authority, or if such provision is reversed by the relevant Indemnified Party (but up the extent of the reversal). For the avoidance of doubt, Damages shall expressly exclude any loss of profit, indirect damages, consequential damages, punitive damages, diminution of value or exemplary damages.

“Defending Party’’ shall have the meaning set forth in Section 7.3.

“Deferred Cash Payments” shall have the meaning set forth in Section 1.3(a)(v).

“Direct Costs” shall mean, salaries and wages, bonuses, commissions, any mandatory salary payment, profit sharing distribution, costs of health, dental, and/or vision plans, life insurances, workers’ compensation insurance policy, holiday pay, Company’s benefits, professional fees, contractors fees, free-lancers fees and/or any amount paid for consultancy performed on a project, cost of any special equipment and devices needed for a specific project, costs associated with the management of projects for customers, travel expenses related to a project, and any expenses incurred by the Company while delivering services to a client (including, for the avoidance of doubt, reimbursed project expenses such as hotels, meals, etc.). Cost of software subscription/licenses (in case of licenses sold as principal and not as an agent or reseller) shall be recognized and taking into consideration for the calculation of Direct Costs over the period of each applicable customer contract.

“Disclosure Schedule” shall have the meaning set forth in the preamble of ARTICLE 5.

“Disputed Line Items” shall have the meaning set forth in Section 1.5.

“Earn Out Objection Notice” shall have the meaning set forth in Section 1.4.

“Earn Out Payment Dates” shall mean the First Earn Out Payment Date and the Second Earn Out Payment Date.

“Earn Out Payments” shall mean the First Earn Out Payment and the Second Earn Out Payment.

“Earn Out Period” shall mean the First Earn Out Period and the Second Earn Out Period.

“Earn Out Report” shall have the meaning set forth in Section 1.4.

“Earn Out Targets” means the Earn Out Targets Period 1 and/or the Earn Out Targets Period 2.

“Earn Out Targets Period 1” shall have the meaning set forth in Section 1.3. of this Agreement.

“Earn Out Targets Period 2” shall have the meaning set forth in Section 1.3.

“Employee Benefit Plan” shall mean any welfare benefit plan, pension benefit plan, deferred compensation plan or arrangement, any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of the Company, and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (x) releases or threatened release of hazardous substance, (y) pollution or protection of employee health or safety, public health or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous substances.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, (b) any warrant, purchase right, conversion right, exchange right or other agreement or contractual obligation which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights) or otherwise would entitle any Person to any share in the equity, capital, profit, earnings, losses or gains of, such Person and (c) any commitments in respect of any of the foregoing.

“Estimated Cash at Closing Date’’ shall have the meaning set forth in Section 1.5.(c)(i).

“Estimated Closing Date Cash Balance’’ shall have the meaning set forth in Section 1.5.(c)(i).

“Estimated Closing Date Cash Certificate’’ shall have the meaning set forth in Section 1.5.(c)(i).

“Estimated Minimum Required Cash at Closing Date’’ shall have the meaning set forth in Section 1.5.(c)(i).

“Euro” or “€” shall mean the lawful currency of the European Union.

“Final Decision” shall have the meaning set forth in Section 8.7(bis)(b).

“Financial Expert” shall have the meaning set forth in Section 1.4.

“Financial Statements” shall have the meaning set forth in Section 5.12.

“First Earn Out Payment” shall have the meaning set forth in Section 1.3. of this Agreement.

“First Earn Out Payment Date” shall have the meaning set forth in Section 1.3.

“First Earn Out Period” shall have the meaning set forth in Section 1.3..

“Fundamental Representations” have the meaning set forth in Section 7.4.

“Fourth Installment Cash Payment” shall have the meaning set forth in Section 1.3.(a)(v).

“G-Shares” shall have the meaning set forth in Section 1.3.

“Globant Direct Costs” shall mean, salaries and wages, bonuses, commissions, any mandatory salary payment, profit sharing distribution, costs of health, dental, and/or vision plans, life insurances, workers’ compensation insurance policy, holiday pay, Globant Lux (including its Affiliates other than the Company) benefits, professional fees, contractors fees, free-lancers fees and/or any amount paid for consultancy performed on a project, cost of any special equipment and devices needed for a specific project, costs associated with the management of projects for customers, travel expenses related to a project, and any expenses incurred by the Globant Lux or any of its Affiliates (other than the Company) while delivering services to a client (including, for the avoidance of doubt, reimbursed project expenses such as hotels, meals, etc.). Cost of software subscription/licenses (in case of licenses sold as principal and not as an agent or reseller) shall be recognized and taking into consideration for the calculation of Globant Direct Costs over the period of each applicable customer contract.

“Globant Earn Out Revenue” shall mean, for any applicable period, without duplication, Globant Revenue directly derived from services rendered by Bluecap to Globant Clients and services rendered by Globant to Bluecap Projects; excluding any Globant Revenue with a Globant Gross Margin of less than 38.00%.

“Globant Gross Margin” shall mean, for any applicable period, Globant Gross Profit divided by Globant Earn Out Revenue; provided, however that “Globant Gross Margin” shall not include services rendered by Company.

“Globant Gross Profit” shall mean, for any applicable period, Globant Earn Out Revenue, minus Globant Direct Costs, minus Gobant Indirect Costs. For the avoidance of doubt, no profit derived from transactions with bonds of any kind whatsoever shall be taken into consideration for purposes of the calculation of Globant Gross Profit.

“Globant Indirect Costs” shall mean, to the extent not included in Globant Direct Costs, all operating expenses and overhead costs, including, without limitation, the cost of employees not assigned to any project but whose services are a necessary part of the delivery (including technology support), the cost of talent pool (i.e., employees not assigned to billable projects) and severance for billable employees.

“Globant Revenue” shall mean, for any applicable period, all revenue of Globant Lux (on a consolidated basis with its Affiliates other than the Company), including Non-Labor Revenue related to the services rendered by Globant Lux and its Affiliate (other than the Company); excluding any interest income, and provided further that revenue shall exclude any Bad Debt. For the avoidance of doubt, it is understood that (I) with respect to the reselling of software licences, subscriptions or other services or products in which Globant Lux (including its Affiliates other than the Company) acts as agent of or reseller for other parties, the amount to be computed as “Globant Revenue” for purposes hereunder shall be the amount billed to clients net of the costs to purchase such licences, subscriptions or other relevant services or products, and (II) any and all Taxes shall be excluded.

“Globant Lux” means Globant S.A., a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg.

“Globant Indemnified Parties” means the Purchaser, their respective Affiliates (including, after the Closing, of the Company), and each of their respective employees, directors, officers, agents, shareholders, members, and partners and each of the heirs, executors, successors and assigns of any of the foregoing.

“Governmental Body” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guarantor” means Globant S.A., a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg.

“IFRS” shall have the meaning set forth in Section 1.3.

“Inbound License Agreement” means any agreement granting to the Company any license under or with respect to any Intellectual Property Rights, other than (A) the nonexclusive license to the Company of standard, generally commercially available, “off-the-shelf” third party products and services, (B) Open Source Software, or (C) Confidential Information Agreements. A covenant not to assert any Intellectual Property Right against the Company will be deemed to be an Inbound License Agreement.

“Indebtedness” means, without duplication and with respect to the Company, (a) all obligations of such Person for borrowed money, (b) any deficit balance in cash (i.e., to the extent that the Reference Date Cash Balance is a negative amount), (c) all obligations evidenced by notes (gross of issuance costs), debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person issued or assumed for deferred purchase price payments, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (i) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness, (j) any Seller advances, (k) without duplication, the aggregate amount of any compensation owed to any current or former director, manager, officer and/or employee of the Company (including severance, retention, equity, phantom equity, change of control and similar payment obligations or bonuses (except for Transaction Bonuses)), alone or in combination with other events plus any employment, payroll or similar Taxes of the Company attributable to such compensation, (l) any Liabilities incurred on or prior to the Closing Date arising from or with respect to any Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company; (m) defined benefit pension obligations, (n) known and non-contingent off-balance sheet liabilities, (o) any guaranty of any Indebtedness of any other Person of the kind referred to in the foregoing clauses (a) through (n) and (p) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (n).
“Indemnified Parties” means the Purchaser and the Seller, their respective Affiliates, and each of the Purchaser’s employees, directors, officers, agents, shareholders, members, and partners and each of the Seller heirs, executors, successors and assigns of any of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 7.3.

“Indirect Costs” shall mean, to the extent not included in Direct Costs, all operating expenses and overhead costs, including, without limitation, the cost of employees not assigned to any project but whose services are a necessary part of the delivery (including technology support), the cost of talent pool (i.e., employees not assigned to billable projects) and severance for billable employees.

“Intellectual Property Rights” means all rights arising from or associated with the following, whether protected, created or arising under the Laws of any jurisdiction of the world: (a) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs; (b) copyrights and registrations and applications therefor, including software; (c) trade names, trademarks and service marks (registered and unregistered), domain names, URLs, and other Internet addresses or identifiers, social media handles, trade dress and similar rights, and registrations and applications to register any of the foregoing (collectively, “Marks”); (d) non-public Technology, and other proprietary or confidential business information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including customer lists, but excluding any published copyrights or published Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (f) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, copyrights, Trade Secrets or Mask Works.

“Interim Financial Statements” means the unaudited but complete financial statements corresponding to the period from January 1, 2020 to November 30, 2020.
“Labor Agreement” shall mean each management, employment, severance, consulting, service agreement or similar agreement or contract between the Company and any current, former, or retired employee, officer, or director of the Company and/or independent consultants or contractors.

“Labor Permits and Regulations” shall mean any foreign, federal, state and local Laws, rules and regulations relating to the relocation, repatriation, expatriation, visas, work permit of any nature applicable to any current, former, or retired employee, officer, or director of the Company and branches and/or independent consultants or contractors.

“Law” means any federal, state, municipal or local or foreign statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Lease Agreements” shall have the meaning set forth in Section 5.29.

“Leased Real Property” shall have the meaning set forth in Section 5.29.

“Legal Proceeding” means any claim, action, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, inquiry, audit, notice of violation, subpoena, summons, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Leakage” shall have the meaning set forth in Section 8.2(b).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent), whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” shall mean any liens, encumbrances, mortgages, pledges, charges, options, rights, community property interests, security interests, agreements, claims or restrictions of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, recorded or unrecorded.

“Lock-Up” shall have the meaning set forth in Section 1.3.(a)(ii).

“Loyalty Bonus” shall have the meaning set forth in Section 2.1.(a)(i).

“Major Customer Agreement” has the meaning set forth in Section 5.15.

“Management Team” has the meaning set forth in Section 5.23(j).

“Material Contract” shall have the meaning set forth in Section 5.15.

“Mexican Subsidiaries” means jointly Bluecap México Consulting, S.A. de C.V. and Bluecap Mexico Services, S.A. de C.V.

“Minimum Required Cash” shall have the meaning set forth in Schedule A-1.

“Minimum Revenue Target Period 1” shall have the meaning set forth in Section 1.3.

“Minimum Revenue Target Period 2” shall have the meaning set forth in Section 1.3.

“Net Working Capital” shall have the meaning set forth in Section 1.5(a)(i) including the items listed in Schedule 1.5.1(a)(i).

“Net Working Capital Statement” shall have the meaning set forth in Section 1.5(a)(i)(2).

“Non-Competition Obligation” shall have the meaning set forth in Section 8.6.

“Non-Labor Revenue” shall mean all revenue related to customarily reimbursable expenses of a project (including but not limited to travel, accommodation, flight tickets, meals, etc.).

“Non-Solicitation Obligation” shall have the meaning set forth in Section 8.7.

“Notary” shall have the meaning set forth in Section 3.1.

“Notice of Disagreement” shall have the meaning set forth in Section 1.5(a)(iv).

“Open Source Software” shall have the meaning set forth in Section 5.21.

“Operating Margin” shall mean, for any applicable period, Operating Profit divided by Revenue.

“Operating Margin Targets” shall mean the Operating Margin Target Period 1 and the Operating Margin Target Period 2. For the avoidance of doubt, the calculation of the Operating Margin Targets shall not take into consideration the Operating Margin of Globant Earn Out Revenues.

“Operating Margin Target Period 1” shall have the meaning set forth in Section 1.3.

“Operating Margin Target Period 2” shall have the meaning set forth in Section 1.3.

“Operating Profit” shall mean, for any applicable period, Revenue minus Direct Costs, minus Indirect Costs, minus SG&A. For the avoidance of doubt the Transaction Bonuses set out in Section 2.1 shall not be taken into account for the calculation of the Operating Profit.

“Order” shall have the meaning set forth in Section 5.9.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound License Agreement” means any agreement under which the Company grants any Person any license or other right, title or interest (whether or not currently exercisable and including a right to receive a license) under or with respect to any Intellectual Property Rights or Technology, other than the nonexclusive license of the Company’s software and products in the ordinary course of business pursuant to standard end-user agreements. For the avoidance of doubt, a covenant by the Company not to assert any Intellectual Property Right against a Person shall be deemed to be an Outbound License Agreement.

“Outgoing Officers and Directors” shall have the meaning set forth in Section 3.2(II)(c).
“Overachievement Revenue Target Period 1 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.

“Overachievement Revenue Target Period 2 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.
“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Leakage” shall have the meaning set forth in Section 8.2(c).

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Body or other entity.

“Personal Information” shall have the meaning set forth in Section 5.33.

“Pre-Closing Taxable Period” shall have the meaning set forth in Section 9.2.

“Pre-Closing Taxes” means (a) any Taxes of a the Company with respect to any Pre-Closing Taxable Period or the portion of the taxable period ending on and including the Closing Date with respect to any Straddle Taxable Period, (b) any Taxes attributable to any breach or inaccuracy of any representation in Section 5.10. (without giving effect to any limitations or qualifications as to materiality, knowledge or similar limitations), (c) any Taxes for which the Company (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (d) any Taxes imposed on or payable by third parties with respect to which the

Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (e) the Seller’s share of Taxes pursuant to Section 11.4. of this Agreement.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Interests” means the Company Interests.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Reference Date” shall have the meaning set forth in Section 1.5 (a).

“Reference Date Net Working Capital” shall have the meaning set forth in Section 1.5.(a)(ii)(1).

“Reference Date Accounts Receivable Certificate” shall have the meaning set forth in Section 1.5.(b)(ii).

“Reference Date Cash Balance’’ shall have the meaning set forth in Section 1.5.(c)(ii).

“Reference Date Cash Statement’’ shall have the meaning set forth in Section 1.5.(c)(ii).

“Reference Date Minimum Required Cash’’ shall have the meaning set forth in Section 1.5.(c)(ii).

“Required Consents” shall have the meaning set forth in Section 5.11.

“Reorganization” has the meaning ascribed to it in the Recitals.
“Restricted Period” shall have the meaning set forth in Section 8.6.
“Revenue” shall mean, for any applicable period, without duplication, all revenue of the Company, including any Globant Earn Out Revenue and Non-Labor Revenue related to the services rendered by the Company; excluding any interest income, and provided further that revenue shall exclude any Bad Debt. For the avoidance of doubt, it is understood that (I) with respect to the reselling of software licences, subscriptions or other services or products in which the Company acts as agent of or reseller for other parties, the amount to be computed as “Revenue” for purposes hereunder shall be the amount billed to clients net of the costs to purchase such licences, subscriptions or other relevant services or products, and (II) any and all Taxes shall be excluded.

“Revenue Targets” shall mean the Revenue Target Period 1 and the Revenue Target Period 2.

“Revenue Target Period 1” shall have the meaning set forth in Section 1.3.

“Revenue Target Period 1 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.

“Revenue Target Period 2” shall have the meaning set forth in Section 1.3.

“Revenue Target Period 2 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.

“Sanctioned Country” means a country or territory being subject or the Company of Sanctions.

“Sanctions” means any economic sanctions, embargoes or restrictive measures administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, and the designation as a "Specially Designated National", "Blocked Person" and "Foreign Sanctions Evaders", and/or the inclusion in any other sanctions list), the United Nations Security Council (“UNSC”), the European Union, Her Majesty's Treasury (“HMT”), or other restrictive measures of the same nature administered or enforced by relevant sanctions authority or courts.

“Second Earn Out Payment” shall have the meaning set forth in Section 1.3.

“Second Earn Out Payment Date” shall have the meaning set forth in Section 1.3.

“Second Earn Out Period” shall have the meaning set forth in Section 1.3.

“Second Installment Cash Payment” shall have the meaning set forth in Section 1.3.(a)(iii).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller’s Bank Account” shall mean the bank account number 2100-3060-57-2202111612, IBAN ES23-2100-3060-5722-0211-1612 and any such account informed by the Seller to the Purchaser as set forth in this Agreement.

“Seller's Knowledge” or any similar phrase or qualification based on knowledge, shall mean the actual knowledge of any of the Ultimate Owners and/or the Seller and/or the knowledge that each such person would have reasonably obtained in the performance of such Ultimate Owners’ or the Seller, as applicable, as shareholder, director, officer or employee of the Company.

“SG&A” means the expenses related to Selling, General & Administrative: (1) salaries, payroll taxes, mandatory payments, health insurances, life insurances, holiday pay, accruals for bonuses, commissions and vacations, any other employment benefit, training and travels related to the following departments: (a) sales and business development; (b) marketing, (c) information technology; (d) facilities & building services; e) finance and administration; (f) human resources and recruiting; (g) internal communication, (h) legal and labor fees (accounting, recruiting, audit, legal, etc.); (2) property lease and office expenses, telephony, cloud hosting, information technology services, utilities, accounting fees, audit fees, tax fees, recruiting fees, payroll fees, marketing fees, company events expenses, legal fees, (3) all Taxes except for income Tax and (4) depreciation and amortization.

“Spanish GAAP” means Spanish Generally Accepted Accounting Principles.

“Straddle Taxable Period” shall have the meaning set forth in Section 9.3.

“Subscription Agreement” shall have the meaning set forth in Section 1.3.

    “Target Net Working Capital” shall have the meaning set forth in Section 1.5.

    “Tax Audit” means the tax assessment process (Procedimiento de Inspección) which the Company is currently undergoing before the Spanish Tax Authorities, covering corporate income tax (Impuesto sobre Sociedades) for fiscal years 2014 through 2017, and value added tax (Impuesto sobre el Valor Añadido) for the period comprised between July 2015 and December 2018.
“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, turnover tax, GMF, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, consumption, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by any Governmental Body, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items, and Taxes shall include any of the foregoing that a Person may be subject to as principal obligor, substitute obligor, retention agent, collection agent or under any other title or character.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any central, federal, state, local or foreign Government, entity, agency, body or Person that is authorized by law or by any other regulation to impose, levy, collect, audit, assess, make a claim or take any other decision concerning Taxes.

“Technology” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, designs, formulae, discoveries, inventions (whether or not patentable), know-how, concepts, ideas, methods, improvements, network configurations and architectures, processes, technical data, proprietary information, schematics, specifications, software code (in any form including source code and executable or object code), techniques, domain names, URLs, social media handles, web sites, works of authorship, and other forms of technology.

“Third Installment Cash Payment” shall have the meaning set forth in Section 1.3.(a)(iv).
“Third Party” shall have the meaning set forth in Section 7.3.

“Third-Party Claim” shall have the meaning set forth in Section 7.3.

“Transaction Bonuses” shall have the meaning set forth in Section 2.1(a)(ii).

“Transaction Documents” shall have the meaning set forth in Section 11.4.

“Transaction Expenses” means, without duplication, all costs, fees and expenses (including legal, accounting, investment banking, due diligence, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by the Company or the Seller arising from, in connection with, or incident to negotiating and preparing this Agreement, the other documents, agreements and certificate contemplated by this Agreement and in closing and carrying out the transactions contemplated hereby and thereby.
“Transaction Growth and Performance Bonus” shall have the meaning set forth in Section 2.1(a)(ii).

“Transfer” shall have the meaning set forth in Section 1.3.

“Ultimate Beneficial Owner” shall mean María Teresa Barrera Xaubet.
“Ultimate Owner” shall mean either María Teresa Barrera Xaubet or Paul Marinus Gerardus Antonius Schulz.
“Ultimate Owners” shall mean together María Teresa Barrera Xaubet and Paul Marinus Gerardus Antonius Schulz.
“Ultimate Owners Employment Agreements” shall have the meaning set forth in Section 3.2.(II)(k).

“Underachievement Revenue Target Period 1 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.

“Underachievement Revenue Target Period 2 Nominal Earnout Amount” shall have the meaning set forth in Section 1.3.

“Unbilled Accounts Receivable” shall have the meaning set forth in Section 1.5(b)(i).

“Unresolved Earn Out Objections” shall have the meaning set forth in Section 1.4.

“US Dollar” or “US$” shall mean the United States dollar, lawful currency of the United States of America.

“Voluntary Separation” shall have the meaning set forth in Section 1.3.(b)(v)

“2020 Performance Bonuses” shall have the meaning set forth in Section 5.23(f).
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SCHEDULE A-1

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